THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                Filed Pursuant to Rule 424(b)(3)
                                                   Registration No. 333-83156
                                                                    333-83156-01
                                                                    333-83156-02

                  Subject to Completion, Dated March 19, 2002

Prospectus Supplement

March   , 2002

(To Prospectus dated March 5, 2002)
                                    $

                                  [DEVON LOGO]
                        __% SENIOR DEBENTURES DUE 20____

     Our   % Senior Debentures due 20     , will mature on           , 20     .
We will pay interest on the debentures semiannually in arrears on           and
          of each year, beginning           , 2002. We may redeem some or all of
the debentures at any time and from time to time before their maturity date at our option at a make-whole redemption price, together with accrued and unpaid interest, if any, to the redemption date.

     The debentures will be our general unsecured obligations and will rank equally in right of payment with all our existing and future unsecured and unsubordinated debt.

     We do not intend to list the debentures on any securities exchange.
                             ---------------------

                                                                                       PROCEEDS, BEFORE
                                                     PUBLIC OFFERING   UNDERWRITING      EXPENSES, TO
                                                          PRICE          DISCOUNT           DEVON
                                                     ---------------   ------------   ------------------
Per Debenture......................................         %               %                 %
  Total............................................         $               $                 $

     The public offering price set forth above does not include accrued
interest, if any. Interest on the debentures will accrue from March   , 2002.

     INVESTING IN THE DEBENTURES INVOLVES RISKS. YOU SHOULD CAREFULLY READ THE ENTIRE ACCOMPANYING PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT, INCLUDING THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debentures or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

     The debentures will be delivered to investors on or about March   , 2002 in
book-entry form only through the facilities of The Depository Trust Company.
                             ---------------------
                          Joint Book-Running Managers
BANC OF AMERICA SECURITIES LLC                                       UBS WARBURG

ABN AMRO INCORPORATED
        BMO NESBITT BURNS
                 CREDIT SUISSE FIRST BOSTON
                           DEUTSCHE BANC ALEX. BROWN
                                   JPMORGAN
                                           RBC CAPITAL MARKETS
                                                 SALOMON SMITH BARNEY
                                                       WACHOVIA SECURITIES
                             ---------------------

BNY CAPITAL MARKETS, INC.                      CREDIT LYONNAIS SECURITIES              TOKYO-MITSUBISHI INTERNATIONAL PLC

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy those securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Devon since the date hereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

     For purposes of this prospectus supplement and the accompanying prospectus, unless the context otherwise indicates, references to "us," "we," "our," "ours," and "Devon" refer to Devon Energy Corporation and its subsidiaries.

                               TABLE OF CONTENTS

                      Prospectus Supplement
Devon Energy Corporation....................................   S-3
Use of Proceeds.............................................   S-4
Capitalization..............................................   S-5
Selected Financial Data.....................................   S-6
Ratio of Earnings to Fixed Charges..........................   S-9
Description of the Debentures...............................  S-10
Underwriting................................................  S-13
Legal Matters...............................................  S-14
                            Prospectus
About this Prospectus.......................................     i
Summary.....................................................     1
Risk Factors................................................     4
Use of Proceeds.............................................     8
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends...........................................     9
Description of Capital Stock................................     9
Description of Undesignated Preferred Stock.................    11
Description of Debt Securities..............................    12
Description of Trust Preferred Securities...................    30
Description of Trust Preferred Securities Guarantees........    37
Description of Stock Purchase Contracts and Units...........    39
Book-Entry Securities.......................................    39
Plan of Distribution........................................    41
Legal Matters...............................................    42
Experts.....................................................    42
Where You Can Find More Information.........................    43
Cautionary Statement Concerning Forward-Looking
  Statements................................................    44

                            DEVON ENERGY CORPORATION

GENERAL

     We are an independent energy company engaged primarily in oil and gas exploration, development and production, the acquisition of producing properties, transportation of oil and gas and processing of natural gas.

     We currently own oil and gas properties concentrated in five operating divisions: the Permian/ Mid-Continent, Rocky Mountain and Gulf divisions, including onshore properties in the continental United States and offshore properties primarily in the Gulf of Mexico; Canada, including properties in the Western Canadian Sedimentary Basin in Alberta and British Columbia; and the International Division, which includes properties in Argentina, Azerbaijan, China, Indonesia and West Africa. In addition, Devon created a sixth operating division to incorporate its U.S. midstream activities with its marketing activities.

     At December 31, 2001, Devon's estimated proved reserves were 1,620 million equivalent barrels of oil, or MMBoe, of which 56% were natural gas reserves and 44% were oil and natural gas liquids, or NGLs reserves. The present value of pre-tax future net revenues discounted at 10% per year assuming essentially constant prices of such reserves was $7.2 billion. After taxes, the present value was $5.3 billion. Devon is one of the top five public independent oil and gas companies based in the United States, as measured by oil and gas reserves.

STRATEGY

     Our primary objectives are to build reserves, production, cash flow and earnings per share by (a) acquiring oil and gas properties, (b) exploring for new oil and gas reserves and (c) optimizing production and value from existing oil and gas properties. Devon's management seeks to achieve these objectives by
(a) concentrating its properties in core areas to achieve economies of scale,
(b) acquiring and developing high profit margin properties, (c) continually disposing of marginal and non-strategic properties, (d) balancing reserves between oil and gas, (e) maintaining a high degree of financial flexibility, and
(f) enhancing the value of Devon's production through midstream activities.

DEVELOPMENT OF BUSINESS

     In August and September 2001, Devon announced two major acquisitions that eventually would almost double its total proved reserves to over two billion equivalent barrels of oil, or Boe. On August 13, 2001, Devon announced an agreement to merge with Mitchell Energy & Development Corp. ("Mitchell"). The terms of this merger called for Devon to issue approximately 30 million shares of Devon common stock and to pay $1.6 billion in cash to the Mitchell stockholders. Although the merger agreement was signed in August 2001, the transaction did not close until January 24, 2002. Therefore, this merger did not affect Devon's 2001 reported results.

     Following the Mitchell merger announcement, Devon announced on September 4, 2001, that it had entered into an agreement to acquire Anderson Exploration Ltd. ("Anderson") for approximately $3.5 billion in cash. This acquisition closed on October 15, 2001, and therefore Anderson's results of operations are included in Devon's results of operations for the last two and one-half months of the year.

     To fund the cash portions of these two acquisitions, as well as to pay related transaction costs and retire certain long-term debt assumed from Mitchell and Anderson, Devon entered into long-term debt obligations in October 2001 that totaled $6 billion. As part of this $6 billion total, Devon Financing Corporation, U.L.C., a wholly owned Canadian financing subsidiary of Devon, issued $3 billion of unsecured notes and debentures, which are fully and unconditionally guaranteed by Devon, consisting of $1.75 billion aggregate principal amount of 6.875% Notes due September 30, 2011 and $1.25 billion aggregate principal amount of 7.875% Debentures due September 30, 2031.

     The remaining $3 billion of the $6 billion of long-term debt is in the form of a credit facility that bears interest at floating rates. At December 31, 2001, $1 billion of this facility was borrowed. Following the consummation of the Mitchell transaction, the $3 billion facility was fully borrowed. Principal payments due on this debt are $0.2 billion in October 2004, $1.2 billion in 2005 and $1.6 billion in 2006. The 2005 and 2006 payments are divided into equal payments due in April and October of those years. The interest rate on this debt at December 31, 2001 was 2.9%.

                                USE OF PROCEEDS

     We intend to use the approximately $     million of net proceeds from this
offering (after the payment of offering expenses) to:

     -     repay borrowings of $     million outstanding under our $3 billion
credit facility; and

     -     provide cash for general corporate purposes.

     Indebtedness under our $3 billion credit facility, which bears interest at a floating rate based on LIBOR plus a variable margin, was incurred in connection with the acquisition of Anderson and Mitchell and matures in installments beginning in October 2004. As of February 28, 2002, the interest rate under our $3 billion credit facility was 2.8%.

                                 CAPITALIZATION

     The following table sets forth Devon's capitalization as of December 31, 2001: (1) on an historical basis; (2) on a pro forma basis giving effect to the acquisition of Mitchell and; (3) on a pro forma as adjusted basis giving effect to the acquisition of Mitchell and this offering and the application of the net proceeds of this offering.

                                                                    AS OF DECEMBER 31, 2001
                                                              ------------------------------------
                                                                              PRO       PRO FORMA
                                                              HISTORICAL     FORMA     AS ADJUSTED
                                                              ----------   ---------   -----------
                                                                (in millions, except for ratios)
Current maturities of long-term debt........................    $   --      $    63      $   63
                                                                ------      -------      ------
Long-term debt:
  Historical long-term debt.................................     6,589        8,531
  Securities offered hereby.................................        --           --
                                                                ------      -------      ------
     Total long term debt, less current maturities..........     6,589        8,531
                                                                ------      -------      ------
     Total debt.............................................     6,589        8,594
                                                                ------      -------      ------
Stockholders' equity:
  Preferred stock...........................................         1            1           1
  Common stock..............................................        13           16          16
  Additional paid-in capital................................     3,610        5,140       5,140
  Accumulated deficit.......................................      (147)        (245)       (245)
  Accumulated other comprehensive loss......................       (28)         (28)        (28)
  Treasury stock............................................      (190)        (190)       (190)
                                                                ------      -------      ------
     Total stockholders' equity.............................     3,259        4,694       4,694
                                                                ------      -------      ------
       Total capitalization.................................    $9,848      $13,288      $
                                                                ======      =======      ======
Total debt to total capitalization ratios(1)................        60%          59%           %

---------------

(1) The total debt to total capitalization ratios shown above are calculated in the manner set forth in Devon's revolving credit facilities and its $3 billion credit facility. These facilities provide for adjustments to total long-term debt and total stockholders' equity from those amounts shown above for purposes of calculating the total debt to total capitalization ratio.

                            SELECTED FINANCIAL DATA

     The following selected historical financial information has been derived from the audited financial statements of Devon for the years 1997 through 2001. The unaudited pro forma financial information as of and for the year ended December 31, 2001 has been prepared by us and gives effect to the Mitchell and Anderson acquisitions as if they had occurred at the beginning of the period presented. The summary unaudited pro forma financial information does not purport to be indicative of the combined financial position or results of operations of future periods or indicative of results that would have occurred had the transactions discussed above occurred on the date indicated. This information is only a summary. You should read it along with Devon's historical financial statements and related notes and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Devon's annual report on Form 10-K for the year ended December 31, 2001 and other information on file with the Securities and Exchange Commission and incorporated by reference into the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus.

                                                              YEAR ENDED DECEMBER 31,
                                               ------------------------------------------------------
                                                                                            PRO FORMA
                                                1997     1998     1999     2000     2001      2001
                                               ------   ------   ------   ------   ------   ---------
                                                  (in millions, except per share data and ratios)
OPERATING RESULTS:
     Oil sales...............................  $  555   $  310   $  561   $1,079   $  958    $1,232
     Gas sales...............................     375      347      628    1,485    1,890     3,145
     NGL sales...............................      36       25       68      154      132       308
     Gas service.............................      --       --       --       --       --     1,169
     Other revenue...........................      48       24       21       66       95        92
                                               ------   ------   ------   ------   ------    ------
     Total revenues..........................   1,014      706    1,278    2,784    3,075     5,946
                                               ------   ------   ------   ------   ------    ------
     Lease operating expenses................     266      229      299      441      531       769
     Transportation costs....................      20       23       34       53       83       155
     Production taxes........................      31       23       45      103      117       149
     Gas service costs and expenses..........      --       --       --       --       --     1,038
     Depreciation, depletion and amortization
       of property and equipment.............     286      243      406      693      876     1,393
     Amortization of goodwill................      --       --       16       41       34        34
     General and administrative expenses.....      53       45       81       93      111       202
     Expenses related to mergers.............      --       13       17       60        1         1
     Interest expense........................      41       43      109      155      220       508
     Effects of changes in foreign currency
       exchange rates........................       6       16      (13)       3       13        21
     Distributions on preferred securities of
       subsidiary trust......................      10       10        7       --       --        --
     Change in fair value of financial
       instruments...........................      --       --       --       --        2        16
     Reduction of carrying value of oil and
       gas properties........................     641      423      476       --    1,003     1,155
                                               ------   ------   ------   ------   ------    ------
     Total costs and expenses................   1,354    1,068    1,477    1,642    2,991     5,441
                                               ------   ------   ------   ------   ------    ------
     Earnings (loss) before income taxes,
       minority interest, extraordinary item
       and cumulative effect of change in
       accounting principle..................    (340)    (362)    (199)   1,142       84       505

                                                              YEAR ENDED DECEMBER 31,
                                               ------------------------------------------------------
                                                                                            PRO FORMA
                                                1997     1998     1999     2000     2001      2001
                                               ------   ------   ------   ------   ------   ---------
                                                  (in millions, except per share data and ratios)
     Income tax expense (benefit):
     Current.................................  $   36   $   (4)  $   23   $  131   $   71    $  108
     Deferred................................    (163)    (122)     (72)     281      (41)       68
                                               ------   ------   ------   ------   ------    ------
     Total...................................    (127)    (126)     (49)     412       30       176
                                               ------   ------   ------   ------   ------    ------
     Earnings (loss) before minority
       interest, extraordinary item and
       cumulative effect of change in
       accounting principle..................    (213)    (236)    (150)     730       54       329
     Minority interest in Monterey Resources,
       Inc. .................................      (5)      --       --       --       --        --
                                               ------   ------   ------   ------   ------    ------
     Earnings (loss) before extraordinary
       item and cumulative effect of change
       in accounting principle...............    (218)    (236)    (150)     730       54       329
     Extraordinary loss......................      --       --       (4)      --       --        --
                                               ------   ------   ------   ------   ------    ------
     Earnings (loss) before cumulative effect
       of change in accounting principle.....    (218)    (236)    (154)     730       54       329
     Cumulative effect of change in
       accounting principle..................      --       --       --       --       49        49
                                               ------   ------   ------   ------   ------    ------
     Net earnings (loss).....................  $ (218)  $ (236)  $ (154)  $  730   $  103    $  378
                                               ======   ======   ======   ======   ======    ======
     Net earnings (loss) applicable to common
       shareholders..........................  $ (230)  $ (236)  $ (158)  $  720   $   93    $  368
                                               ======   ======   ======   ======   ======    ======
     Net earnings (loss) per share before
       extraordinary loss and cumulative
       effect of change in accounting
       principle:
       Basic.................................  $(3.35)  $(3.32)  $(1.64)  $ 5.66   $ 0.34    $ 2.03
       Diluted...............................   (3.35)   (3.32)   (1.64)    5.50     0.34      2.00
     Net earnings (loss) per share before
       cumulative effect of change in
       accounting principle:
       Basic.................................   (3.35)   (3.32)   (1.68)    5.66     0.34      2.03
       Diluted...............................   (3.35)   (3.32)   (1.68)    5.50     0.34      2.00
     Net earnings (loss) per share:
       Basic.................................   (3.35)   (3.32)   (1.68)    5.66     0.73      2.35
       Diluted...............................   (3.35)   (3.32)   (1.68)    5.50     0.72      2.30
     Cash dividends per common share(1)......    0.09     0.10     0.14     0.17     0.20
     Weighted average common shares
       outstanding:
       Basic.................................      69       71       94      127      128       157
       Diluted...............................      75       77       99      132      130       164

                                                              DECEMBER 31,
                                         -------------------------------------------------------
                                                                                       PRO FORMA
                                          1997     1998     1999     2000     2001       2001
                                         ------   ------   ------   ------   -------   ---------
                                                              (in millions)
BALANCE SHEET DATA:
     Total assets......................  $1,965   $1,931   $6,096   $6,860   $13,184    $17,784
     Debentures exchangeable into
       shares of ChevronTexaco
       Corporation common stock........      --       --      760      760       649        649
     Other long-term debt..............     427      736    1,656    1,289     5,940      7,882
     Convertible preferred securities
       of subsidiary trust.............     149      149       --       --        --         --
     Stockholders' equity..............   1,007      750    2,521    3,277     3,259      4,694

                                                        YEAR ENDED DECEMBER 31,
                                        --------------------------------------------------------
                                                                                       PRO FORMA
                                         1997     1998     1999     2000      2001       2001
                                        ------   ------   ------   -------   -------   ---------
                                            (in millions, except per share data and ratios)
CASH FLOW DATA:
     Net cash provided by operating
       activities.....................  $  530   $  334   $  532   $ 1,619   $ 1,886    $ 3,080
     Net cash used in investing
       activities.....................    (546)    (607)    (768)   (1,173)   (5,285)    (8,573)
     Net cash provided by (used in)
       financing activities...........      35      256      377      (390)    3,370      5,188
     Modified EBITDA(2,4).............     644      373      802     2,034     2,232      3,632
     Cash Margin(3,4).................     557      324      663     1,748     1,941      3,016
PRODUCTION, PRICE AND OTHER DATA:
  Production:
     Oil (MMBbls).....................      32       26       32        43        44         58
     Gas (Bcf)........................     186      198      304       426       498        810
     NGL (MMBbls).....................       3        3        5         7         8         17
     MMBoe(5).........................      66       62       88       121       135        210
  Average prices:
     Oil (Per Bbl)....................  $17.05   $12.10   $17.67   $ 25.35   $ 21.57    $ 21.42
     Gas (Per Mcf)....................    2.01     1.75     2.06      3.49      3.80       3.88
     NGL (Per Bbl)....................   12.61     8.09    13.30     20.87     16.98      17.65
     Per Boe(5).......................   14.54    11.05    14.35     22.47     22.05      22.31
  Costs per Boe(5):
     Operating costs..................    4.78     4.45     4.31      4.94      5.41       5.11
     Depreciation, depletion and
       amortization of oil and gas
       properties.....................    4.17     3.74     4.46      5.48      6.20       6.08
     General and administrative
       expenses.......................    0.80     0.74     0.92      0.77      0.82       0.96

-------------------------------------------

(1) Cash dividends per share are presented based on the combined amount of dividends paid by Devon, Santa Fe Snyder Corporation and Northstar Energy Corporation in each year. The dividends per share are also based on the number of shares outstanding in each year assuming the Santa Fe Snyder merger and the Northstar combination had been consummated as of the beginning of the earliest year presented. Santa Fe Snyder did not pay any dividends in any of the years presented. Northstar did not pay any dividends in 1997 or in 1998 prior to the closing of the Northstar combination. Because of these facts, the cash dividends per share presented for 1997 through 2000 are not representative of the actual amounts paid by Devon on an historical basis. For the years 1997 through 2000, Devon's historical cash dividends per share were $0.20 in each year.

(2) Modified EBITDA represents earnings before interest (including effects of changes in foreign currency exchange rates, change in fair value of financial instruments, and distributions on preferred securities of subsidiary trust), taxes, depreciation, depletion and amortization and reduction of carrying value of oil and gas properties.

(3) "Cash margin" equals total revenues less cash expenses. Cash expenses are all expenses other than the non-cash expenses of depreciation, depletion and amortization, effects of changes in foreign currency exchange rates, change in fair value of financial instruments, reduction of carrying value of oil and gas properties and deferred income tax expense (benefit). Cash margin measures the net cash which is generated by a company's operations during a given period, without regard to the period such cash is actually physically received or spent by the company. This margin ignores the non-operational effect on a company's "net cash provided by operating activities" as measured by accounting principles generally accepted in the United States of America, from a company's activities as an operator of oil and gas wells. Such activities produce net increases or decreases in temporary cash funds held by the operator which have no effect on net earnings of the company.

(4) Modified EBITDA is presented because it is commonly accepted in the oil and gas industry as a financial indicator of a company's ability to service or incur debt. Cash margin is presented because it is commonly accepted in the oil and gas industry as a financial indicator of a company's ability to fund capital expenditures or service debt. Modified EBITDA and cash margin are also presented because investors routinely request such information. Management interprets the trends of modified EBITDA and cash margin in a similar manner as trends in net earnings.

    Modified EBITDA and cash margin should be used as supplements to, and not as substitutes for, net earnings and net cash provided by operating activities determined in accordance with accounting principles generally accepted in the United States of America as measures of Devon's profitability or liquidity. There may be operational or financial demands and requirements that reduce management's discretion over the use of modified EBITDA and cash margin. Modified EBITDA and cash margin may not be comparable to similarly titled measures used by other companies.

(5) Gas volumes are converted to Boe or MMBoe at the rate of six million cubic feet, or Mcf, of gas per barrel of oil, based upon the approximate relative energy content of natural gas and oil, which rate is not necessarily indicative of the relationship of oil and gas prices. The respective prices of oil, gas and NGLs are affected by market and other factors in addition to relative energy content.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods set forth below has been completed on a consolidated basis and should be read in conjunction with Devon's consolidated financial statements, including the accompanying notes thereto, incorporated by reference into the accompanying prospectus.

                                                                YEAR ENDED DECEMBER 31,
                                                            --------------------------------
                                                            1997   1998   1999   2000   2001
                                                            ----   ----   ----   ----   ----
Ratio of earnings to fixed charges........................  N/A    N/A    N/A    8.11   1.37

     In the years 1997, 1998 and 1999, earnings were insufficient to cover fixed charges by $340 million, $362 million and $199 million, respectively.

     Our ratios of earnings to fixed charges were computed based on:

     - "earnings," which consist of earnings before income taxes, plus fixed charges; and

     - "fixed charges," which consist of interest expense, the distributions on preferred securities of subsidiary trusts, amortization of costs relating to indebtedness and the preferred securities of subsidiary trusts, and one-third of rental expense estimated to be attributable to interest.

                         DESCRIPTION OF THE DEBENTURES

     The following description of the particular terms of the debentures (which represent a new series of, and are referred to in the accompanying prospectus as, the "debt securities") supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

     We will issue the debentures under an indenture between us and The Bank of New York, as trustee, to be dated as of March 1, 2002, as supplemented by a
supplemental indenture to be dated as of March   , 2002. In this prospectus
supplement, we refer to that indenture as so supplemented as the "indenture". The terms of the debentures include those set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

     The following description is a summary of the material provisions of the debentures and the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debentures. Copies of the indenture are available upon request from us or the trustee. References to "us," "we," "ours," or Devon in this section of the prospectus supplement are to Devon Energy Corporation and not its subsidiaries.

GENERAL

     We will issue debentures initially in an aggregate principal amount of
$     million. The debentures will be issued in denominations of $1,000 and
integral multiples of $1,000. The debentures will mature on           , 20     .
We may issue additional debentures of this series from time to time, without the consent of the holders of the debentures, in compliance with the terms of the indenture.

     Interest on the debentures will:

     -     accrue at the rate of   % per year;

     - accrue from the date of issuance or the most recent interest payment date;

     -     be payable in cash semiannually in arrears on each           and
                     commencing on           , 2002;

     -     be payable to the holders of record on           and
           immediately preceding the related interest payment dates; and

     - be computed on the basis of a 360-day year consisting of twelve 30-day months.

     If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable interest payment date, maturity date or redemption date.

     The debentures will be our general unsecured obligations and will rank equally in right of payment with all our other existing and future unsecured and unsubordinated debt.

     Subject to the exceptions, and subject to compliance with the applicable requirements, set forth in the indenture, we may discharge our obligations under the indenture with respect to the debentures as described under "Description of Debt Securities -- Defeasance" in the accompanying prospectus.

PAYMENT AND TRANSFER

     The debentures will be issued in the form of one or more permanent global securities as described in the accompanying prospectus under "Description of Debt Securities-Global Securities" and registered in the name of a nominee of The Depository Trust Company, as depositary for the debentures. See "Book-Entry Securities" in the accompanying prospectus. Beneficial interests in debentures in global form will be shown on, and transfers of interest in debentures in global form will be made only through, records maintained by the depository and its participants. Debentures in definitive form, if any, may be registered, exchanged or transferred at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the trustee located at 101 Barkley St., 21 West, New York, New York 10286). Payment of principal, of premium, if any, and interest on debentures in global form registered in the name of or held by the depositary or its nominee will be made in immediately available funds to the depositary or its nominee, as the case may be, as the registered holder of such global security. If any of the debentures are no longer represented by global securities, all payments on such debentures will be made at the corporate trust office of the trustee; however, any payment of interest on such debentures may be made, at our option, by check mailed directly to registered holders at their registered addresses.

     No service charge will be made for any registration of transfer or exchange of debentures, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any debenture selected for redemption or any other note for a period of 15 days before any mailing of notice of debentures to be redeemed.

OPTIONAL REDEMPTION

     The debentures will be redeemable by us, in whole or in part, at any time at a redemption price equal to the greater of:

     - 100% of the principal amount of the debentures then outstanding to be redeemed; or

     - the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the maturity date computed by discounting such payments to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day
           months, at a rate equal to the sum of      basis points plus the
           adjusted Treasury rate, as that term is generally used in the industry, on the third business day prior to the redemption date.

     The redemption price will be calculated by Banc of America Securities LLC or UBS Warburg LLC, as selected by us. If Banc of America Securities LLC or UBS Warburg LLC is unwilling or unable to make the calculation, we will appoint an independent investment banking institution of national standing to make the calculation.

     We will mail notice of redemption at least 30 days but not more than 60 days before the applicable redemption date to each holder of the debentures to be redeemed.

     Upon the payment of the redemption price, plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the debentures or portions thereof called for redemption.

     In the case of any partial redemption, selection of the debentures for redemption will be made by the trustee by such method of random selection as the trustee shall deem fair and appropriate. Debentures will only be redeemed in multiples of $1,000 in principal amount. If any debenture is to be redeemed in part only, the notice of redemption will state the portion of the principal amount to be redeemed. A new debenture in principal amount equal to the unredeemed portion of the original debenture will be issued upon the cancellation of the original debenture.

NO SINKING FUND

     We are not required to make mandatory redemption or sinking fund payments with respect to the debentures.

COVENANTS

     The covenant limiting our ability to incur liens described in the accompanying prospectus under the heading "Description of Debt
Securities -- Covenants" and the restrictions on consolidation, merger or sale of assets described in the accompanying prospectus under the heading "Description of Debt Securities -- Consolidation, Merger and Sale of Assets" will apply to the debentures. The indenture does not otherwise limit the amount of indebtedness or other obligations that we may incur and does not give you the right to require us to repurchase your debentures upon a change of control.

     In addition, the indenture provides that the covenant limiting our ability to incur liens, the restrictions on consolidation, merger or sale of assets and certain other non-monetary covenants included in the indenture may be waived or modified by holders representing at least a majority of all debt securities, including the debentures, outstanding at any one time under the indenture, and that, following an "Event of Default" arising from a breach of any of these provisions, the trustee or holders of not less than 25% in principal amount of all debt securities, including the debentures, outstanding under the indenture to which these provisions are applicable may accelerate the maturity of the debt securities under the indenture. As of the issue date of the debentures, no other debt securities will be outstanding under the indenture.

EVENTS OF DEFAULT

     In addition to the "Events of Default" described in the accompanying prospectus under the heading "Description of Debt Securities -- Events of Default," the following constitutes an "Event of Default" under the indenture in respect of the debentures:

     default in the payment of any principal of our Funded Debt outstanding in an aggregate principal amount in excess of $50 million at the stated final maturity thereof or the occurrence of any other default the effect of which is to cause the stated final maturity of this Funded Debt to be accelerated, and if:

        - the default in payment is not cured within 60 days after written notice of the default from the trustee or holders of at least 25% in principal amount of the outstanding debentures; or

        - the acceleration is not rescinded or annulled or the default that caused the acceleration is not cured within 60 days after written notice of the default from the trustee or holders of at least 25% in principal amount of the outstanding debentures.

CONCERNING THE TRUSTEE

     The Bank of New York is the trustee under the indenture and has been appointed by us as security registrar and paying agent with regard to the debentures.

                                  UNDERWRITING

     We are selling the debentures to the underwriters named in the table below pursuant to an underwriting agreement dated the date of this prospectus supplement. We have agreed to sell to each of the underwriters, and each of the underwriters have severally agreed to purchase, the principal amount of debentures set forth opposite that underwriter's name in the table below:

                                                               PRINCIPAL AMOUNT OF
                        UNDERWRITER                                DEBENTURES
                        -----------                            -------------------
Banc of America Securities LLC..............................       $
UBS Warburg LLC.............................................
ABN AMRO Incorporated.......................................
BMO Nesbitt Burns Corp......................................
Credit Suisse First Boston Corporation......................
Deutsche Banc Alex. Brown Inc...............................
J.P. Morgan Securities Inc..................................
RBC Dominion Securities Corporation.........................
Salomon Smith Barney Inc....................................
First Union Securities, Inc.................................
BNY Capital Markets, Inc....................................
Credit Lyonnais Securities (USA) Inc........................
Tokyo-Mitsubishi International plc..........................
                                                                   -----------
          Total.............................................       $
                                                                   ===========

     Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the debentures if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the debentures to the public when and if the underwriters buy the debentures from us.

     The debentures are a new issue of securities with no established trading market. We do not intend to apply for listing of the debentures on any national securities exchange. We have been advised by the underwriters that the underwriters intend to make a market in the debentures but are not obligated to do so and may stop their market-making at any time without providing any notice. Liquidity of the trading market for the debentures cannot be assured.

     The debentures sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any debentures sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up
to   % of the principal amount of debentures. Any such securities dealers may resell any debentures purchased from the underwriters to certain other brokers
or dealers at a discount from the initial public offering price of up to   % of
the principal amount of debentures. If all of the debentures are not sold at the initial offering price, the underwriters may change the offering price and other selling terms.

     In order to facilitate the offering of the debentures, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debentures. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the debentures for their own accounts. In addition, to cover short positions or to stabilize the price of the debentures, the underwriters may bid for, and purchase, the debentures in the open market. Finally, the underwriters may reclaim selling concessions allowed to a particular underwriter or dealer for distributing the debentures in the offering if the underwriter or dealer repurchases previously distributed debentures in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debentures above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected in the over-the-counter market or otherwise.

     We estimate that our expenses in connection with the sale of the
debentures, other than the underwriting discounts, will be $     . This estimate
includes expenses relating to filing fee for the registration statement, printing, rating agency fees, trustee's fees, legal fees and other expenses.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     In the ordinary course of their businesses, the underwriters and their affiliates have from time to time provided, and may in the future provide, investment banking, financial advisory and other services to us and our affiliates for which they have received, or expect to receive, customary fees. Affiliates of each of the underwriters are lenders under our existing credit facilities and will receive a proportionate share of any repayment by us of amounts outstanding under such facilities from the proceeds of the offering. Bank of America N.A., an affiliate of Banc of America Securities LLC, UBS AG, an affiliate of UBS Warburg LLC, and affiliates of certain of the other underwriters, are, among other things, lenders to us under our bank credit facilities. Bank of America N.A., UBS AG and affiliates of certain of the other underwriters will receive their respective share of the repayments by us of amounts outstanding under our bank credit facilities from the proceeds of this offering. Because we intend to use more than 10% of the net proceeds from the sale of the debentures to repay indebtedness owed by us to such affiliates under our credit facilities, the offering is being made in compliance with the requirements of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

     First Union Securities, Inc. ("FUSI"), a subsidiary of Wachovia Corporation, conducts its investment banking, institutional, and capital markets businesses under the trade name of Wachovia Securities. Any references to "Wachovia Securities" in this prospectus supplement, however, do not include Wachovia Securities, Inc., a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of FUSI which may or may not be participating as a separate selling dealer in the distribution of the debentures.

                                 LEGAL MATTERS

     The validity of the debentures will be passed upon for us by Mayer, Brown, Rowe & Maw, Chicago, Illinois. Cahill Gordon & Reindel, New York, New York will pass on certain legal matters on behalf of the underwriters.

PROSPECTUS

                                 $1,500,000,000

                            DEVON ENERGY CORPORATION

                         COMMON STOCK, PREFERRED STOCK,
                   DEBT SECURITIES, STOCK PURCHASE AGREEMENTS
                            AND STOCK PURCHASE UNITS

                            DEVON FINANCING TRUST II

                           TRUST PREFERRED SECURITIES
                     GUARANTEED BY DEVON ENERGY CORPORATION

                      DEVON FINANCING CORPORATION, U.L.C.

                                DEBT SECURITIES
                     GUARANTEED BY DEVON ENERGY CORPORATION

     By this prospectus, Devon Energy Corporation may offer, from time to time, in one or more series: common stock; preferred stock; debt securities; stock purchase agreements and stock purchase units. Devon Financing Trust II may, from time to time, issue its trust preferred securities guaranteed by Devon Energy Corporation and Devon Financing Corporation, U.L.C. may, from time to time, issue its debt securities guaranteed by Devon Energy Corporation. The securities offered by this prospectus will have a maximum aggregate offering price of $1,500,000,000. We will provide more specific information regarding these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before investing. In particular, you should read the risk factors beginning on page 4.

     We, Devon Financing Trust II and Devon Financing Corporation, U.L.C. may sell these securities to or through underwriters, to other purchasers and/or through agents. The supplements to this prospectus will specify the names of and arrangements with any underwriters or agents.

     Neither the Securities and Exchange Commission nor any state securities commissions has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

March 5, 2002

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ABOUT THIS PROSPECTUS.......................................    i
SUMMARY.....................................................    1
RISK FACTORS................................................    4
USE OF PROCEEDS.............................................    8
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
  STOCK DIVIDENDS...........................................    9
DESCRIPTION OF CAPITAL STOCK................................    9
DESCRIPTION OF UNDESIGNATED PREFERRED STOCK.................   11
DESCRIPTION OF DEBT SECURITIES..............................   12
DESCRIPTION OF TRUST PREFERRED SECURITIES...................   30
DESCRIPTION OF TRUST PREFERRED SECURITIES GUARANTEES........   37
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND UNITS...........   39
BOOK-ENTRY SECURITIES.......................................   39
PLAN OF DISTRIBUTION........................................   41
LEGAL MATTERS...............................................   42
EXPERTS.....................................................   42
WHERE YOU CAN FIND MORE INFORMATION.........................   43
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................   44

                             ABOUT THIS PROSPECTUS

     This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

     This prospectus is part of a registration statement we, Devon Financing Trust II and Devon Financing Corporation, U.L.C. filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we, Devon Financing Trust II and Devon Financing Corporation, U.L.C. may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000.

     This prospectus provides you with a general description of the securities we may offer. Each time we, Devon Financing Trust II or Devon Financing Corporation, U.L.C. sell offered securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may include additional risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information."

     In this prospectus, the terms "Devon," "we," "us" and "our" generally mean Devon Energy Corporation, a Delaware corporation, and its consolidated subsidiaries.

     Unless otherwise indicated, all dollar amounts in this prospectus are expressed in U.S. dollars.

                                    SUMMARY

     You should read the following summary together with the more detailed information contained in this prospectus and the other information incorporated by reference into this prospectus.

                                     DEVON

OVERVIEW

     Devon is an independent energy company engaged primarily in oil and gas exploration, development and production, and in the acquisition of producing properties. Devon currently ranks among the five largest U.S. based independent oil and gas companies in terms of oil and natural gas reserves, oil and natural gas production, equity market capitalization and enterprise value (meaning total equity market capitalization plus long-term debt). As of December 31, 2001, Devon owned proved oil and natural gas reserves of 1.6 billion barrels of oil equivalent. Approximately 56% of these reserves were natural gas and 44% oil and natural gas liquids. North American proved reserves accounted for 80% of Devon's total reserves and were weighted 64% to natural gas.

     On January 24, 2002, Devon acquired Mitchell Energy & Development Corp. ("Mitchell"). Mitchell was a large independent exploration and production company headquartered in Houston. At December 31, 2001, Mitchell had approximately 390 million barrels of oil equivalent of proved reserves. All of Mitchell's proved reserves were located in the United States, primarily in Texas, and were approximately 70% natural gas. Mitchell also owned and operated six natural gas processing plants and over 9,000 miles of natural gas gathering pipelines.

                            DEVON FINANCING TRUST II

     Devon Financing Trust II is a statutory trust formed under Delaware law pursuant to its Declaration of Trust, also known as its trust agreement and its Certificate of Trust filed with the Delaware Secretary of State. We will execute an amended and restated trust agreement for Devon Financing Trust II, which will state the terms and conditions for Devon Financing Trust II to issue and sell its trust common and trust preferred securities.

     Devon owns, directly or indirectly, all the trust common securities, which have an aggregate liquidation value equal to at least 3% of the total capital of Devon Financing Trust II. The trust preferred securities will represent the remaining percentage of Devon Financing Trust II's total capitalization. The trust common securities will have terms substantially equal to, and will rank equal in priority of payment with, the trust preferred securities. However, if Devon defaults on the debt securities owned by Devon Financing Trust II or another event of default under the trust agreement occurs, then, so long as the default continues, cash distributions and liquidation, redemption and other amounts payable or deliverable on the securities of the Trust must be paid or delivered to holders of the trust preferred securities before the holders of the trust common securities. Devon Financing Trust II may not borrow money, issue debt, exchange mortgages or pledge any of its assets. The trust preferred securities will be guaranteed by Devon as described in this prospectus and the applicable prospectus supplement.

     Devon Financing Trust II exists for the exclusive purpose of:

     - issuing the trust common and trust preferred securities representing undivided beneficial interests in the assets of the Trust;

     - investing the gross proceeds of the trust common and trust preferred securities in Devon's debt securities; and

     - engaging only in those other activities necessary or incidental thereto.

Unless otherwise specified in the applicable prospectus supplement, the following five trustees will conduct Devon Financing Trust II's business and affairs:

     - three of Devon's employees, officers or affiliates, as administrative trustees;

     - The Bank of New York, a New York banking corporation, as property trustee; and

     - The Bank of New York (Delaware), an affiliate of The Bank of New York, as Delaware trustee.

     The Bank of New York also serves as the indenture trustee for purposes of compliance with the provisions of the Trust Indenture Act of 1939, the guaranty trustee under Devon's guarantee in favor of the holders of trust preferred securities and debt trustee under the indenture related to Devon's debt securities. The property trustee holds title to Devon's debt securities for the benefit of the holders of the trust common and trust preferred securities. The property trustee has the power to exercise all rights, powers and privileges under the indenture as holder of Devon's debt securities. In addition, the property trustee maintains exclusive control of a segregated, non-interest bearing bank account to hold all payments made in respect of Devon's debt securities for the benefit of the holders of the trust common and trust preferred securities. The property trustee makes payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust common and trust preferred securities out of funds from the bank account. Devon, as a direct or an indirect holder of all trust common securities, has a right to appoint, remove or replace any administrative trustee and to increase or decrease the number of administrative trustees. Devon pays all fees and expenses related to Devon Financing Trust II and this offering of the trust preferred securities.

     The rights of the holders of Devon's trust preferred securities, including economic rights, rights to information and voting rights, are set forth in the trust agreement and the Delaware Business Trust Act. The trust agreement, the indenture and the Devon guarantee also incorporate by reference terms of the Trust Indenture Act. The trust agreement, the indenture and Devon's guarantee will be qualified under the Trust Indenture Act.

                      DEVON FINANCING CORPORATION, U.L.C.

     Devon Financing Corporation, U.L.C. is an unlimited liability company under the Companies Act of Nova Scotia, Canada organized on September 12, 2001. Devon Financing Corporation, U.L.C. is a wholly owned finance subsidiary of Devon Energy Corporation (Oklahoma), which in turn is a wholly owned subsidiary of Devon. Devon Financing Corporation, U.L.C. is a holding company whose only business is to access bank and capital markets on behalf of the Canadian subsidiaries of Devon. Otherwise, Devon Financing Corporation, U.L.C. conducts no independent business and owns no property. Devon Financing Corporation, U.L.C. will issue debt securities which will be guaranteed by Devon. Devon Financing Corporation, U.L.C.'s registered office is located at 1959 Upper Water Street, Suite 800, Halifax, Nova Scotia, B3J 2X2.

                                  THE OFFERING

     The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we, Devon Financing Trust II and Devon Financing Corporation, U.L.C. may offer. The particular terms of the securities offered by any prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

     We may sell from time to time, in one or more offerings, or issue in connection with any securities exchangeable for our securities:

     - common stock and related rights;

     - preferred stock;

     - debt securities; and/or

     - stock purchase agreements for the purchase of common stock or preferred stock and stock purchase units.

     Devon Financing Trust II may offer and sell, from time to time, trust preferred securities guaranteed by Devon and Devon Financing Corporation, U.L.C. may offer and sell, from time to time, debt securities guaranteed by Devon.

     In this prospectus, we refer to the common stock and related rights, preferred stock, debt securities, trust preferred securities and debt securities guaranteed by Devon and stock purchase agreements for the purchase of common stock or preferred stock and stock purchase units collectively as "securities."

     If we issue securities at a discount from their original stated principal amount, then, for purpose of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the securities as the total original principal amount of the securities.

                                  RISK FACTORS

     See "Risk Factors," immediately following this summary, for a discussion of certain factors relating to us and our business. Additional risk factors relating to the investment in our, Devon Financing Trust II's and Devon Financing Corporation, U.L.C.'s securities will be included in supplements to this prospectus.

                             ---------------------

     Our, Devon Financing Trust II's and Devon Financing Corporation, U.L.C.'s principal executive offices are located at 20 North Broadway, Oklahoma City, Oklahoma 73102-8260 and the telephone number at that location is (405) 235-3611.

                                  RISK FACTORS

     You should carefully consider the following factors, in addition to the other information contained or incorporated by reference in this prospectus, before deciding to invest in Devon's, Devon Financing Trust II's or Devon Financing Corporation, U.L.C.'s securities.

DEVON DEPENDS UPON PAYMENTS FROM ITS SUBSIDIARIES

     Devon is a holding company and conducts substantially all of its operations through subsidiaries. Devon's principal sources of cash are external financings, dividends and advances from its subsidiaries, investments, payments by subsidiaries for services rendered and interest payments from subsidiaries on cash advances. The amount of cash and income available to Devon from its subsidiaries largely depends upon each subsidiary's earnings and operating capital requirements. The terms of some of those subsidiaries' borrowing arrangements limit payments and transfer of funds. In addition, the ability of those subsidiaries to make any payments or transfer funds will depend on the subsidiaries' earnings, business and tax considerations and legal restrictions. Failure to receive adequate cash and income from its subsidiaries could jeopardize Devon's ability to make payments on debt securities issued by Devon, including those held by Devon Financing Trust II, or to satisfy Devon's guarantee of any debt securities of Devon Financing Corporation, U.L.C.

CLAIMS OF HOLDERS OF THE DEBT SECURITIES OF DEVON AND DEVON FINANCING CORPORATION, U.L.C. RANK JUNIOR TO THOSE OF CREDITORS OF DEVON'S SUBSIDIARIES

     Devon's obligations under its own debt securities and its guarantee of the debt securities of Devon Financing Corporation, U.L.C. will rank equally with its other outstanding unsecured and unsubordinated obligations. However, as a result of the holding company structure of Devon, the debt securities of Devon and Devon's guarantee of Devon Financing Corporation, U.L.C.'s obligations will effectively rank junior to all existing and future debt, trade payables and other liabilities of the subsidiaries of Devon. Any right of Devon and its creditors to participate in the assets of any of Devon's subsidiaries upon any liquidation or reorganization of any subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors, except to the extent that Devon may be a creditor of the subsidiary.

DEVON'S DEBT LEVEL MAY LIMIT ITS FINANCIAL FLEXIBILITY

     As of December 31, 2001, Devon had approximately $6.6 billion of total debt and a total debt to capital ratio of 60% as calculated under the provisions of Devon's revolving credit facilities and its $3 billion credit facility. After giving effect to the financing of the cash portion of the Mitchell acquisition, as of December 31, 2001, Devon would have had approximately $8.6 billion of total debt and a total debt to total capital ratio of 59%. Devon may also incur additional debt in the future, including in connection with other acquisitions. The level of Devon's debt could have several important effects on Devon's future operations, including, among others:

     - a significant portion of Devon's cash flow from operations will be dedicated to the payment of principal and interest on the debt and will not be available for other purposes;

     - rating agencies may view Devon's debt level negatively;

     - covenants contained in Devon's existing debt arrangements, including those contained in Devon's $3 billion senior unsecured credit facility that was used to finance a portion of the acquisition of Anderson Exploration Ltd. ("Anderson") and the cash portion of the Mitchell acquisition, will require Devon to meet financial tests that may affect Devon's flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

     - Devon's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited;

     - Devon may be at a competitive disadvantage to similar companies that have less debt; and

     - Devon's vulnerability to adverse economic and industry conditions may increase.

DEVON MAY NOT SUCCEED AT DIVESTING ASSETS OR MAY FAIL TO DO SO ON FAVORABLE
TERMS

     Devon intends to divest certain assets and use the proceeds from those divestitures to repay indebtedness. Devon may be unable to effect those divestitures or may be able to make those divestitures only on unfavorable terms. This may result in Devon being unable to reduce its indebtedness to the extent desired, which may result in higher than expected financing costs and limit Devon's financial flexibility in the future.

DEVON'S OFFSHORE OPERATIONS ARE EXPOSED TO THE ADDITIONAL RISK OF TROPICAL WEATHER DISTURBANCES

     Some of our production and reserves are located offshore in the Gulf of Mexico. Operations in this area are subject to tropical weather disturbances. Some of these disturbances can be severe enough to cause substantial damage to facilities and possibly interrupt production. In accordance with customary industry practices, Devon maintains insurance against some, but not all, of these risks. Losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. We cannot assure you that Devon will be able to maintain adequate insurance in the future at rates it considers reasonable or that any particular types of coverage will be available. An event that is not fully covered by insurance could have a material adverse effect on Devon's financial position and results of operations.

WE ARE SUBJECT TO UNCERTAINTIES OF FOREIGN OPERATIONS

     We have significant international operations in South America, Azerbaijan, Canada, Southeast Asia and West Africa. Local political, economic and other uncertainties may adversely affect these operations. These uncertainties include:

     - general strikes and civil unrest, such as those that occurred in Argentina and Indonesia;

     - the risk of war, acts of terrorism, expropriation, forced renegotiation or modification of existing contracts;

     - import and export regulations in China, Brazil, Egypt and other countries;

     - taxation policies, including royalty and tax increases and retroactive tax claims, and investment;

     - transportation regulations and tariffs;

     - exchange controls, currency fluctuations, devaluation or other activities that limit or disrupt markets and restrict payments or the movement of funds, such as in Brazil and Argentina;

     - laws and policies of the United States affecting foreign trade including trade sanctions applicable to Azerbaijan;

     - the possibility of being subject to exclusive jurisdiction of foreign courts in connection with legal disputes relating to license to operate and concession rights in countries where Devon currently operates;

     - the possible inability to subject foreign persons to the jurisdiction of courts in the United States; and

     - difficulties in enforcing Devon's rights against a governmental agency because of the doctrine of sovereign immunity and foreign sovereignty over international operations in China and elsewhere.

DEVON MAY INCUR A TAX LIABILITY FOR A PRIOR PENNZENERGY TRANSACTION AS A RESULT OF THE 1999 MERGER OF DEVON WITH PENNZENERGY

     On August 17, 1999, we completed a merger with PennzEnergy Company. If PennzEnergy's distribution to its stockholders of the stock of Pennzoil-Quaker State Company in December 1998 was to be considered part of a plan or series of related transactions that includes the merger of Devon with PennzEnergy, Devon would recognize gain under Section 355(e) of the Internal Revenue Code. Any transaction within a four-year period beginning two years before the distribution is presumed to be a part of such a plan. We cannot assure you we will be able to overcome this presumption. We currently estimate Devon's potential tax liability, if it cannot overcome this presumption, to be $16 million in additional tax for 1998 and the elimination of approximately $183 million in net operating loss carryovers.

REPORTED OIL, NATURAL GAS AND PLANT NATURAL GAS LIQUIDS RESERVE DATA AND FUTURE NET REVENUE ESTIMATES ARE UNCERTAIN

     Estimates of reserves are projections based on engineering data, projected future rates of production and the timing of future expenditures. Devon's estimates of its proved oil, natural gas and plant natural gas liquids reserves and projected future net revenue are based on reserve reports that Devon prepares and on the reports of independent consulting petroleum engineers that it hires for that purpose. The process of estimating oil, natural gas and plant natural gas liquids reserves requires substantial judgment, resulting in imprecise determinations, particularly for new discoveries. Different reserve engineers may make different estimates of reserve quantities and related revenue based on the same data. Future performance that deviates significantly from the reserve reports could have a material adverse effect on Devon's financial position and results of operations.

PRODUCT PRICES ARE VOLATILE, AND LOW PRICES CAN ADVERSELY IMPACT RESULTS

     The results of operations of Devon are highly dependent on the prices of and demand for natural gas, oil and natural gas liquids. Historically, the markets for natural gas, oil and natural gas liquids have been volatile and are likely to continue to be volatile in the future. Accordingly, the prices received by Devon for natural gas, oil and natural gas liquids production depend on numerous factors beyond its control. These factors include, among other things:

     - the level of ultimate consumer product demand;

     - governmental regulations and taxes;

     - the price and availability of alternative fuels;

     - the level of imports and exports of natural gas, oil and natural gas liquids; and

     - the overall economic environment.

     Any significant decline in prices for natural gas, oil and natural gas liquids, as has occurred from time to time in the past, could have a material adverse effect on Devon's financial condition, results of operations and quantities of reserves recoverable on an economic basis. Should the oil and gas industry experience significant price declines or other adverse market conditions, Devon may not be able to generate sufficient cash flows from operations to meet its obligations, including those under the securities and make planned capital expenditures.

DEVON HAS CHARTER AND OTHER PROVISIONS THAT MAY MAKE IT DIFFICULT TO CAUSE A CHANGE OF CONTROL

     Some provisions of Devon's certificate of incorporation and bylaws and of the Delaware General Corporation Law, as well as Devon's stockholder rights plan, may make it difficult for stockholders to cause a change of control of Devon and replace incumbent management. These provisions include:

     - a classified board, the members of which serve staggered three-year terms and may be removed by stockholders only for cause;

     - a prohibition on stockholders calling special meetings and acting by written consent; and

     - rights issued under its rights plan, which would "flip in" if a hostile bidder acquired 15% of Devon's common stock.

THERE ARE RISKS RELATING TO THE ACQUISITIONS OF ANDERSON AND MITCHELL

  DEVON MAY NOT BE ABLE TO INTEGRATE THE OPERATIONS OF DEVON, ANDERSON AND MITCHELL SUCCESSFULLY

     The acquisitions will present challenges to management, including the integration of the operations, technologies and personnel of Devon, Anderson and Mitchell. For example, the addition of Mitchell substantially increased the midstream business (i.e., gas processing and similar activities) of Devon. Devon's acquisition of Anderson presents similar integration challenges, significantly increasing Devon's Canadian operations. Moreover, the simultaneous integration of Devon, Anderson and Mitchell into one combined company will necessarily involve more risk than if only two companies were being integrated. The acquisitions also include other risks commonly associated with similar transactions, including unanticipated liabilities, unanticipated costs and diversion of management's attention. Any difficulties that Devon encounters in the transition and integration processes could have an adverse effect on the revenue, level of expenses and operating results of Devon. Devon may also experience operational interruptions or the loss of key employees, customers or suppliers. As a result, Devon may not realize any of the anticipated benefits of the acquisitions.

  MITCHELL'S SIGNIFICANT INVESTMENT IN THE BARNETT SHALE IN NORTH TEXAS MAY NOT GENERATE THE BENEFITS EXPECTED BY DEVON

     Devon believes that a significant portion of Mitchell's value and future potential was tied to its assets in the Barnett Shale in North Texas. To the extent that these assets do not generate the return expected of them, the benefits to Devon of its acquisition of Mitchell will be reduced.

  DEVON MAY NOT REALIZE THE ACCRETION TO VARIOUS FINANCIAL MEASUREMENTS THAT IT EXPECTS TO RESULT FROM THE ACQUISITIONS

     Devon expects its acquisition of Mitchell to be accretive to its reserves per share, production per share and cash margin (i.e., revenue less cash expenses) per share on a pro forma basis to varying degrees, although the combination of both Anderson and Mitchell with Devon is expected to be dilutive to earnings per share in the near term. However, Devon's acquisition of Mitchell may not be accretive to Devon's reserves per share, production per share, cash margin per share or earnings per share for any future periods. It is possible that Devon's acquisition of Anderson or Mitchell may, in fact, prove to be dilutive to Devon's actual per share results in the future, and it is possible that Devon's acquisition of Anderson and Mitchell together will prove to be dilutive to Devon's earnings per share beyond the near term. Future events and conditions which could reduce or eliminate such accretion or cause such dilution include, among other things, adverse changes in:

     - energy market conditions;

     - commodity prices for natural gas, oil and natural gas liquids;

     - maintenance and growth of production levels;

     - anticipated reserve levels;

     - future operating results;

     - competitive conditions;

     - the effectiveness of technologies;

     - the availability of capital resources;

     - laws and regulations affecting the energy business;

     - capital expenditure obligations; and

     - general economic conditions.

  AFTER ACQUIRING MITCHELL, DEVON HAS SIGNIFICANT ASSETS LOCATED IN NORTH TEXAS, WHICH COULD HEIGHTEN ITS EXPOSURE TO REGULATORY AND ENVIRONMENTAL ISSUES

     Most of Mitchell's assets were located near large population centers in North Texas. This means that Devon will be particularly sensitive to regulatory or environmental issues relating to these large population centers, which could adversely affect Devon's operating results.

  DEVON MAY NOT ACHIEVE THE BENEFITS THAT DEVON EXPECTS FROM ANDERSON'S PROPERTIES LOCATED IN CANADA'S NORTHERN FRONTIER AREA IF A SUFFICIENT GAS PIPELINE IS NOT BUILT TO SERVE THAT AREA

     Currently, there is no gas pipeline to deliver to market the amount of natural gas that Devon expects from Anderson's properties located in Canada's Northern Frontier area, sometimes referred to as "North of 60." Plans to build a gas pipeline that would enable Devon to deliver natural gas from North of 60 to southern markets have been under consideration for nearly 30 years, but no construction has begun to date. In 1977, Canada and the United States executed a Transit Pipeline Agreement that provided specific requirements for the Alaska Natural Gas Transmission System, a proposed natural gas pipeline which would extend from Alaska through Canada to the United States. The Transit Pipeline Agreement was documented in the Alaskan Natural Gas Transportation Act which was ratified by the U.S. Congress in the late 1970's. Approvals to build the pipeline were obtained by Foothills Pipe Lines, Ltd, which was owned 50% by Westcoast Energy Inc. and 50% by TransCanada Pipelines, Ltd. However, the pipeline has not been built and there is considerable discussion occurring within the United States and Canada about what requirements will be necessary for a pipeline to transport gas from Alaska and/or the MacKenzie Delta/Beaufort Sea area through Canada to the United States. Whether such a gas pipeline will be built and, if built, the timing of its construction and the gas pipeline's location and capacity are uncertain and depend on a number of factors that are beyond Devon's control, including:

     - the overall economic environment;

     - political concerns, including relations between Canada and the United States and relations among Canadian provinces and territories;

     - possible legislative and regulatory changes in both Canada and the United States; and

     - related environmental risks and issues.

     If a gas pipeline with sufficient capacity to deliver natural gas from North of 60 to southern markets is not built, Devon will not achieve the benefits that Devon expects from its North of 60 properties.

                                USE OF PROCEEDS

     Unless otherwise indicated in an accompanying prospectus supplement, we and Devon Financing Corporation, U.L.C. expect to use the net proceeds from the sale of our respective securities for general corporate purposes, which may include, among other things:

     - the repayment of outstanding indebtedness;

     - working capital;

     - capital expenditures; and

     - acquisitions.

     The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds. Devon Financing Trust II will use all proceeds from the sale of trust common and trust preferred securities to purchase Devon debt securities.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods set forth below has been completed on a consolidated basis and should be read in conjunction with Devon's consolidated financial statements, including the accompanying notes thereto, incorporated by reference in this prospectus.

                                        NINE MONTHS
                                           ENDED           YEAR ENDED DECEMBER 31,
                                       SEPTEMBER 30,   --------------------------------
                                           2001        2000   1999   1998   1997   1996
                                       -------------   ----   ----   ----   ----   ----
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends..........................      8.87        7.39   N/A    N/A    N/A    3.91

     In the years 1999, 1998 and 1997, earnings were insufficient to cover combined fixed charges and preferred stock dividends by $205.3 million, $362.0 million and $346.0 million, respectively.

     Our ratios of earnings to combined fixed charges and preferred stock dividends were computed based on:

     - "earnings," which consist of earnings before income taxes, plus fixed charges;

     - "fixed charges," which consist of interest expense, including the amortization of costs relating to the indebtedness and the amortization of premiums recorded, distributions on preferred securities of subsidiary trusts, amortization of costs relating to the offering of the preferred securities of subsidiary trusts, and the estimated portion of rental expense attributable to interest; and

     - "preferred stock dividends," which consist of the amount of pre-tax earnings required to pay dividends on the outstanding preferred stock.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Devon's authorized capital stock consists of:

     - 400,000,000 shares of common stock, par value $0.10 per share,

     - 4,500,000 shares of preferred stock, par value $1.00 per share, and

     - one share of special voting stock, par value $0.10 per share.

     As of January 31, 2002, there were 153,809,040 shares of common stock and one share of special voting stock outstanding. There are 1,500,000 shares of 6.49% cumulative preferred stock presently issued and outstanding.

COMMON STOCK

     Holders of common stock will be entitled to receive dividends out of legally available funds when and if declared by the Devon board. Subject to the rights of the holders of any outstanding shares of preferred stock, holders of shares of common stock will be entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders. They will not be entitled to cumulative voting rights for the election of directors. Except pursuant to Devon's rights agreement, the shares of common stock have no preemptive, conversion or other rights to subscribe for or purchase any securities of Devon. Upon liquidation or dissolution of Devon, the holders of shares of common stock are entitled to share ratably in any of Devon's assets that remain after payment or provision for payment to creditors and holders of preferred stock. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

     The preferred stock may be issued in one or more series. Our board may establish attributes of any series, including the designation and number of shares in the series, dividend rates (cumulative or noncumulative), voting rights, redemptions, conversion or preference rights, and any other rights and qualifications, preferences and limitations or restrictions on shares of a series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Devon without any vote or action by the stockholders and may adversely affect the voting and other rights of the holders of shares of common stock. The specific terms of a particular series of preferred stock will be described in a certificate of designation relating to that series.

     Series A Junior Participating Preferred Stock. We have designated 2,000,000 shares of preferred stock as series A junior participating preferred stock in connection with Devon's rights agreement.

     6.49% Cumulative Preferred Stock, Series A. Devon issued 1,500,000 shares of 6.49% cumulative preferred stock, series A, to holders of PennzEnergy's 6.49% cumulative preferred stock, series A. The series A preferred stock ranks senior to our common stock and our series A junior participating preferred stock as to payment of dividends and distribution of assets upon our dissolution, liquidation or winding up. The series A preferred stock is not convertible into, or exchangeable for, other securities or property.

     The series A preferred stock has a liquidation preference of $100 per share, plus accrued and unpaid dividends. Holders of the shares are entitled to receive cumulative cash dividends payable quarterly at an annual rate of $6.49 per share, when, as and if declared by the board.

     Generally, holders of the series A preferred stock do not have any voting rights. However, if we fail to pay the equivalent of six quarterly dividends payable on the series A preferred stock or any other stock ranking on a parity with the series A preferred stock, then we will increase the size of our board of directors by two members. The holders of the series A preferred stock, along with the holders of shares of any other series of preferred stock upon which like voting rights have been conferred, voting as a single class together, will have the right to vote for the two additional directors. This voting right continues until we have paid all past dividends on the applicable preferred stock.

     So long as any shares of any series A preferred stock remain outstanding, Devon will not, without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of series A preferred stock:

     - authorize, create or issue any capital stock of Devon ranking, as to payment of dividends or distribution of assets upon our dissolution, liquidation, or winding up, prior to the series A preferred stock, or reclassify any authorized capital stock of Devon into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock; or

     - amend, alter or repeal the certificate of designations for the series A preferred stock, or the certificate of incorporation of Devon, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the series A preferred stock.

     No adverse effect shall be deemed to result if the series A preferred stock is converted or exchanged in a merger or consolidation into preferred stock of the corporation surviving the merger or consolidation or of the corporation issuing any securities into which common stock is converted or exchanged in the transaction if the powers, preferences and rights of the preferred stock are not different in an adverse respect from those of the series A preferred stock. Similarly, any increase in the amount of authorized common stock, preference common stock or preferred stock, or any increase or decrease in the number of shares of any series of preference common stock or preferred stock or the authorization, creation and issuance of other classes or series of common stock or other stock, in each case ranking on a parity with or junior to the shares of series A preferred stock with respect to the payment of dividends and distributions upon dissolution, liquidation or winding up, shall not be deemed to adversely affect the powers, preferences or special rights of the series A preferred stock.

     Devon has the option to redeem the series A preferred stock on or after June 2, 2008, in whole or in part, at a redemption price of $100 per share, plus accrued and unpaid dividends to the redemption date. If full cumulative dividends for prior dividend periods of the series A preferred stock have not been paid or set apart for payment, then the series A preferred stock may not be redeemed in part and we may not purchase or acquire any shares of the series A preferred stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of series A preferred stock.

SPECIAL VOTING STOCK

     One share of special voting stock, par value $0.10 per share, is authorized for issuance by Devon and is outstanding. Except as otherwise required by law or Devon's certificate of incorporation, the special voting share possesses a number of votes equal to the number of outstanding exchangeable shares, from time to time, not owned by Devon or any entity controlled by Devon for all matters submitted to a vote of our stockholders. The holders of shares of common stock and the holder of the special voting share will vote together as a single class on all matters. In the event of a liquidation event, all outstanding exchangeable shares will automatically be exchanged for shares of Devon common stock, and the holder of the special voting share will not be entitled to receive any assets of Devon available for distribution to our stockholders. The holder of the special voting share is not entitled to receive dividends. However, the holders of the related exchangeable shares are entitled to receive dividends, which are the same as dividends declared on Devon's common stock. When the special voting share has no votes attached to it because there are no exchangeable shares outstanding not owned by Devon or an entity controlled by Devon, the special voting share will be canceled. Our wholly owned subsidiary, Northstar Energy Corporation, has 2,067,330 exchangeable shares outstanding.

ANTI-TAKEOVER AND OTHER PROVISIONS

     Rights Agreement. Under our rights agreement, holders of shares of common stock have one right for each share of common stock that they hold. The certificates representing outstanding shares of common stock also evidence one right for each share. Initially, the rights trade with the shares of common stock. Holders of exchangeable shares will receive one right with each share of common stock they receive upon exchange of their exchangeable shares. If events generally associated with an unsolicited takeover attempt of Devon or transactions involving a change of control occur, including an acquisition or a tender or exchange offer that would result in a bidder acquiring 15% or more of Devon's voting securities, the rights will be distributed, will become exercisable and will trade separately from the shares of common stock.

     The rights will have anti-takeover effects. They will cause substantial dilution to any person or group that attempts to acquire Devon in a manner that causes the rights to become exercisable. We believe, however, that the rights should not affect any prospective offeror willing to negotiate with the Devon board or interfere with any merger or other business combination approved by the Devon board. The Devon board may redeem the rights for $0.01 per right. The Devon board may amend the terms of the rights agreement without the consent of the Devon stockholders or the holders of the rights.

     Classified Board. Devon's Certificate of Incorporation and Bylaws contain provisions for a staggered board of directors with only one-third of the board standing for election each year. Shareholders may only remove directors for cause. A staggered board makes it more difficult for shareholders to change the majority of directors.

                  DESCRIPTION OF UNDESIGNATED PREFERRED STOCK

     This summary of the undesignated preferred stock discusses terms and conditions that we expect will apply to all series of the preferred stock that may be offered under this prospectus. The applicable prospectus supplement will describe the particular terms of each series of preferred stock actually offered. If indicated in the prospectus supplement, the terms of any series may differ from the terms described below.

     The following description, together with the applicable prospectus supplements, summarizes all the material terms and provisions of any preferred stock being offered by this prospectus. It does not restate the terms and provisions in their entirety. We urge you to read our charter and any applicable certificate of designation that we may file because they, and not this description, define the rights of any holders of preferred stock. We have incorporated by reference our charter as an exhibit to the registration statement that includes this prospectus. We will incorporate by reference as an exhibit to the registration statement the form of any certificate of designation before the additional issuance of any series of preferred stock.

     We expect the prospectus supplement for any preferred stock that we actually offer pursuant to this prospectus to include some or all of the following terms:

     - the designation of the series of preferred stock;

     - the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

     - the dividend rate or rates of the shares, the method or methods of calculating the dividend rate or rates, the dates on which dividends, if declared, will be payable, and whether or not the dividends are to be cumulative and, if cumulative, the date or dates from which dividends shall be cumulative;

     - the amounts payable on shares of the preferred stock in the event of our voluntary or involuntary liquidation, dissolution or winding up;

     - the redemption rights and price or prices, if any, for the shares of preferred stock;

     - the terms, and the amount, of any sinking fund or analogous fund providing for the purchase or redemption of the shares of preferred stock;

     - any restrictions on our ability to make payments on any of our capital stock if dividend or other payments are not made on the preferred stock;

     - any voting rights granted to the holders of the shares of preferred stock in addition to those required by Delaware law or our certificate of incorporation;

     - whether the shares of preferred stock will be convertible into shares of our common stock or any other class of our capital stock, and, if convertible, the conversion price or prices, and any adjustment or other terms and conditions upon which the conversion shall be made;

     - whether we have elected to offer depositary shares with respect to the series of preferred stock;

     - any other rights, preferences, restrictions, limitations or conditions relative to the shares of preferred stock permitted by Delaware law or our certificate of incorporation;

     - any listing of the preferred stock on any securities exchange; and

     - the federal income tax considerations applicable to the preferred stock.

     Subject to our charter and to any limitations imposed by any then outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with such powers, preferences, rights and qualifications, limitations or restrictions as our board of directors determines, and without further action of the stockholders, including holders of our then outstanding preferred stock, if any.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series. Devon may issue senior debt securities or subordinated debt securities and Devon Financing Corporation, U.L.C. may issue debt securities, in each case, under indentures with a trustee. Some of the debt securities that Devon Financing Corporation, U.L.C. may issue may include additional principal amounts of 6.875% notes due September 30, 2011 and 7.875% debentures due September 30, 2031. The 6.875% notes and the 7.875% debentures, are described below under "Description of the Outstanding Devon Financing Corporation, U.L.C. Debt Securities". Unless otherwise noted, the remainder of this section applies to those debt securities of Devon Financing Corporation, U.L.C. that it may issue other than 6.875% notes and 7.875% debentures.

     We have summarized selected provisions of the indentures below. The summary is not complete. Devon senior debt securities are to be issued under an indenture (the "Devon senior indenture"), the form of which is filed as an exhibit to this registration statement of which this prospectus forms a part. Devon subordinated debt securities are to be issued under an indenture (the "Devon subordinated indenture"), the form of which is filed as an exhibit to this registration statement of which this prospectus forms a part. Devon Financing Corporation, U.L.C. debt securities are to be issued under an indenture (the "Devon Financing indenture"), the form of which is filed as an exhibit to this registration statement of which this prospectus forms a part. The Devon senior indenture, the Devon subordinated indenture and the Devon Financing indenture are sometimes referred to herein, collectively, as the "indentures" and each, individually, as an "indenture." You should read the indentures for provisions that may be important to you.

     Because we have included only a summary of the indenture terms, you must read the indentures in full to understand every detail of the terms of the debt securities.

     The indentures will not limit the amount of debt securities we may issue under them, and will provide that additional debt securities of any series may be issued up to the aggregate principal amount that we authorize from time to time. We may also issue debt securities pursuant to the indentures in transactions that are exempt from the registration requirements of securities laws. We will not consider those debt securities in determining the aggregate amount of securities issued under this prospectus.

     Unless otherwise indicated in the applicable prospectus supplement, we will issue the debt securities in denominations of $1,000 or integral multiples of $1,000.

     Principal and any premium and interest in respect of the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the trustee, unless we specify otherwise in the applicable prospectus supplement. At our option, however, we may pay interest by mailing checks to the registered holders of the debt securities at their registered addresses.

     We will describe any special U.S. federal income tax and other considerations relating to debt securities in the applicable prospectus supplement.

GENERAL

     The prospectus supplement relating to the particular series of debt securities being offered will specify the amounts, prices and terms of those debt securities. These terms may include:

     - the designation, aggregate principal amount and authorized denominations of the debt securities;

     - the date or dates on which the debt securities will mature;

     - the percentage of the principal amount at which the debt securities will be issued;

     - the date on which the principal of the debt securities will be payable;

     - whether the debt securities will be issued as registered securities, bearer securities or a combination of the two;

     - whether the debt securities will be issued in the form of one or more global securities and whether such global securities will be issued in a temporary global form or permanent global form;

     - the currency or currencies or currency unit or units of two or more currencies in which debt securities are denominated, for which they may be purchased, and in which principal and any premium and interest is payable;

     - if the currency or currencies or currency unit or units for which debt securities may be purchased or in which principal and any premium interest may be paid is at our election or at the election of a purchaser, the manner in which an election may be made and its terms;

     - the annual rate or rates, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear any interest, whether by remarketing, auction, formula or otherwise;

     - the date or dates from which any interest will accrue and the date or dates on which such interest will be payable;

     - a description of any provisions providing for redemption, exchange or conversion of the debt securities at our option, at holder's option or otherwise, and the terms and provisions of such a redemption, exchange or conversion;

     - information with respect to book-entry procedures relating to global debt securities;

     - any sinking fund terms;

     - whether and under what circumstances we will pay "additional amounts," as defined in the indenture, on the debt securities to any holder; the term "interest," as used in this prospectus, includes any additional amounts;

     - any events of default or covenants of Devon with respect to the debt securities of a certain series that are different from those described in this prospectus;

     - whether and under what circumstances any covenants in the indenture shall be subject to covenant defeasance;

     - any deletions from, or modifications or additions to, the provisions of the indenture relating to satisfaction and discharge in respect of the debt securities;

     - any index or other method used to determine the amount of payments of principal of and any premium and interest on the debt securities; and

     - any other specific terms of the debt securities.

     We are not obligated to issue all debt securities of any one series at the same time. The debt securities of any one series may not bear interest at the same rate or mature on the same date.

     If we sell any of the debt securities for foreign currencies or foreign currency units or if the principal of, or any premium or interest on, any series of debt securities is payable in foreign currencies or foreign currency units, we will describe the restrictions, elections, tax consequences, specific terms and other information with respect to those debt securities and such foreign and other information with respect to those debt securities and such foreign currencies or foreign currency units in the applicable prospectus supplement.

     Except as may be described in the applicable prospectus supplement, the indenture will not limit our ability to incur indebtedness or afford holders of debt securities protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction. The prospectus supplement relating to the particular series of debt securities, to the extent not otherwise described in this prospectus, will include any information with respect to any deletions from, modifications of or additions to the covenants or events of default described below and contained in the indenture, including any addition of a covenant or other provision providing event risk or similar protection.

     Unless otherwise indicated in the applicable prospectus supplement, Devon's obligation to pay the principal of, and any premium and interest on, its senior debt securities will be unsecured and will rank equally with all of Devon's other unsecured unsubordinated indebtedness. Similarly, unless otherwise indicated in the applicable prospectus supplement, Devon Financing Corporation, U.L.C.'s obligation to pay the principal of, and any premium and interest on, its debt securities will be unsecured and will rank equally with all of Devon Financing Corporation, U.L.C.'s other unsecured unsubordinated indebtedness.

     Devon will fully and unconditionally guarantee the due and punctual payment of the principal of, premium, if any, additional amounts, if any, and interest on the debt securities and any other obligations of Devon Financing Corporation, U.L.C. under the debt securities when and as they become due and payable, whether at maturity, upon redemption, by acceleration or otherwise, if Devon Financing Corporation, U.L.C. is unable to satisfy these obligations. Devon's guarantee of Devon Financing Corporation, U.L.C.'s obligations under its debt securities will be an unsecured and unsubordinated obligation of Devon and will rank equally with all of its other unsecured and unsubordinated obligations. The guarantee provides that, in the event of a default in payment by Devon Financing Corporation, U.L.C. on its debt securities, the holders of the debt securities may institute legal proceedings directly against Devon to enforce the guarantee without first proceeding against Devon Financing Corporation, U.L.C.

INTEREST RATES AND DISCOUNTS

     The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months.

     We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. We will describe federal income tax consequences and special considerations that apply to any series in the applicable prospectus supplement.

EXCHANGE, REGISTRATION AND TRANSFER

     Unless otherwise specified, debt securities of any series will be exchangeable for other debt securities of the same series and of like aggregate principal amount and tenor in different authorized denominations.

     You may present debt securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. If a prospectus supplement refers to any transfer agents initially designated by us with respect to any series of debt securities in addition to the security registrar, we may at any time rescind the designation of any of those transfer agents or approve a change in the location through which any of those transfer agents acts. We may at any time designate additional transfer agents with respect to any series of debt securities.

     In the event of any redemption, we will not be required to:

     - execute, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business;

     - 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

     - execute, register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part.

PAYMENT AND PAYING AGENTS

     Unless we specify otherwise in the applicable prospectus supplement, we will pay the principal of, and any premium and interest on, debt securities at the office of the paying agent or paying agents that we designate at various times. However, at our option, we may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, we will make payment of any installment of interest on debt securities to the person in whose name that debt security is registered at the close of business on the regular record date for such interest.

     Unless we specify otherwise in the applicable prospectus supplement, the Corporate Trust Office of the trustee in New York, New York, will be designated:

     - as our sole paying agent for payments with respect to debt securities that are issuable solely as registered securities; and

     - as our paying agent in New York, New York, for payments with respect to debt securities, subject to the limitation described above in the case of bearer securities, that are issuable solely as bearer securities or as both registered securities and bearer securities.

     We will name any paying agents outside the United States and any other paying agents in the United States initially designated by us for the debt securities in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a paying agent in each place of payment for that series.

     All monies we pay to a paying agent for the payment of principal of, and any premium and interest on, any debt security or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt security or coupon will look only to us for payments out of those repaid amounts.

GLOBAL SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depository identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

     - by the applicable depositary to a nominee of the depositary;

     - by any nominee to the depositary itself or another nominee; or

     - by the depositary or any nominee to a successor depositary or any nominee of the successor.

     We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

     When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of participants that have accounts with the depositary. Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records.

     The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global security.

     As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

     - will not be entitled to have any of the underlying debt securities registered in their names;

     - will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

     - will not be considered the owners or holders under the indenture relating to those debt securities.

     We will make payments of principal of, and any premium and interest on, individual debt securities represented by a global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests of the global security.

     We expect that the depositary or its nominee, upon receipt of any payment of principal, premium or interest relating to a permanent global security representing any series of debt securities, immediately will credit participants' accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Those payments will be the sole responsibility of those participants.

     If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Further, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In that instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in denominations, unless we specify otherwise, of $1,000 or integral multiples of $1,000.

     For a description of the depositary arrangements for global securities held by The Depository Trust Company, also known as DTC, see "Book-Entry Securities."

EVENTS OF DEFAULT

     Unless otherwise specified in the applicable prospectus supplement, any one of the following events will constitute an "event of default" under the indentures with respect to the debt securities of any series issued under the indentures:

     - if we fail to pay any interest on any debt security of that series when due, and the failure continues for 30 days;

     - if we fail to pay principal of or any premium on the debt securities of that series when due and payable, either at maturity or otherwise;

     - if we fail to perform or we breach any of our other covenants or warranties in the applicable indentures or in the debt securities of that series, other than a covenant or warranty included in the applicable indenture solely for the benefit of a series of securities other than the debt securities of that series, and that breach or failure continues for 60 days (subject to extension under certain circumstances for another 120 days) after written notice as provided in the applicable indenture;

     - certain events of bankruptcy, insolvency or reorganization involving us or certain of our subsidiaries; and

     - any other event of default provided with respect to the debt securities of that series.

     If an event of default with respect to the debt securities of any series, other than an event of default described in the item above pertaining to certain events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of, and any premium and interest on, the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the applicable indentures the holders of a majority in aggregate principal amount of the debt securities of that series may, under certain circumstances, rescind and annul such acceleration. If an event of default occurs due to default in the performance of any other of the covenants and warranties applicable to all outstanding debt securities or pertaining to certain events of bankruptcy, insolvency or reorganization, and the event of default is continuing, either the trustee or the holders of not less than 25% in principal amount of all debt securities then outstanding (considered as one class), may declare the principal amount of, and any premium and interest on, all debt securities to be due and payable immediately. There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

     Within 90 days after the occurrence of any event of default under the indentures with respect to the debt securities of any series issued under that indenture, the trustee must transmit notice of the event of default to the holders of the debt securities of that series unless the event of default has been cured or waived. The trustee may withhold the notice, however, except in the case of a payment default, if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of the notice is in the interest of the holders of debt securities of that series.

     If an event of default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of that series by all appropriate judicial proceedings.

     Subject to the duty of the trustee during any default to act with the required standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities issued under that indenture, unless the holders offer the trustee reasonable indemnity. Subject to indemnifying the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series issued under that indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

DEFEASANCE

     Unless the applicable prospectus supplement provides otherwise, any debt securities, or portion of the principal amount of the debt securities, will be deemed to have been paid for purposes of the applicable indentures, and, at our election, our entire indebtedness with respect to the debt securities, or portion thereof, will be deemed to have been satisfied and discharged, if: we have irrevocably deposited with the trustee or any paying agent other than us, in trust money, certain eligible obligations, as defined in the applicable indentures, or a combination of the two, sufficient to pay principal of and any premium and interest due and to become due on the debt securities or portions thereof.

     The applicable prospectus supplement will describe, if applicable, our ability to be released from any of our covenant obligations under the indentures.

MODIFICATION AND WAIVER

     The trustee and we may, without the consent of holders, modify or waive provisions of each indenture for certain purposes, including, among other things, curing ambiguities and maintaining the qualification of the applicable indenture under the Trust Indenture Act. The trustee and we may modify or waive certain provisions of each indenture with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series issued under that indenture affected by the modification or waiver. However, the provisions of any indenture may not be waived or modified without the consent of the holders of each debt security affected thereby if the modification or waiver would:

     - change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security issued under that indenture;

     - reduce the principal amount of, or interest on, any debt security issued under the indenture, or change the method of calculating the interest on, or reduce any premium payable upon the redemption of, any such debt security;

     - change the coin or currency (or other property) in which any debt security issued under that indenture or any premium or any interest on that debt security or any additional amounts with respect to that debt security is payable;

     - impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt securities issued under that indenture or, in the case of redemption, on or after the redemption date;

     - reduce the percentage and principal amount of the outstanding debt securities, the consent of the holders of which is required under that indenture in order to take certain actions;

     - modify any of the provisions of Sections 12.02, 6.07 and 8.13 of the forms of debt securities indenture relating to modifying the indenture, waiving certain covenants and waiving past defaults, respectively.

     The holders of at least a majority in aggregate principal amount of outstanding debt securities of any series issued under an indenture may, on behalf of the holders of all debt securities of that series, waive our compliance with certain restrictive provisions of that indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series issued under one of the indentures may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under that indenture with respect to the debt securities of that series, except:

     - a payment default with respect to debt securities of that series; or

     - a default of a covenant or provision of that indenture that cannot be modified or amended without the consent of the holder of the debt securities of that series.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person (as defined in the forms of debt securities indenture) unless:

     - the entity formed by the consolidation or into which we are merged, or the person which acquires by conveyance or transfer, or which leases, substantially all of our properties and assets:

          (a) is organized and validly existing under the laws of the United States, any domestic jurisdiction or the District of Columbia and, in the case of Devon Financing Corporation, U.L.C., Canada or any province thereof; and

          (b) expressly assumes our obligations on the debt securities and under the applicable indenture;

     - immediately after the transaction becomes effective, no event of default, and no event that would become an event of default, will have occurred and be continuing; and

     - we have delivered to the trustee an officer's certificate and opinion of counsel as provided in the applicable indentures.

     In addition, Devon Financing Corporation, U.L.C. may assign its obligations under its debt securities and the indenture relating to those debt securities to Devon or any other wholly owned subsidiary of Devon organized under the laws of the United States, any state thereof, the District of Columbia, Canada or any province thereof, at any time, provided that the assignee agrees to be bound by the terms of the debt securities and the indenture relating to those debt securities and that Devon's full and unconditional guarantee remains in full force and effect if the assignee is not Devon.

COVENANTS

     Unless otherwise specified in the prospectus supplement, the following covenants will apply to the senior debt securities issued by Devon and any debt securities issued by Devon Financing Corporation, U.L.C. Various capitalized terms used within this "Covenants" subsection are defined at the end of this subsection.

  LIENS

     Neither Devon nor any of its Restricted Subsidiaries may incur, issue, assume or guarantee any Debt that is secured by a Mortgage on any Principal Property or on any shares of stock or Indebtedness of any Restricted Subsidiary of Devon, without first effectively providing that the securities (together with, if Devon so determines, any other indebtedness of Devon or its Restricted Subsidiaries that is not subordinate in right of payment to the prior right of payment in full of the securities) will be secured equally and ratably with, or prior to, the incurred, issued, assumed or guaranteed secured Debt, for so long as this secured Debt remains so secured.

     This limitation on the incurrence, issuance, assumption or guarantee of any Debt secured by a Mortgage will not apply to, and there will be excluded from any secured Debt in any computation under this covenant, Debt secured by:

     - Mortgages existing at the date of the indenture;

     - Mortgages on property of, or on any shares of stock or Indebtedness of, any entity existing at the time the entity is merged into or consolidated with Devon or becomes a Restricted Subsidiary of Devon;

     - Mortgage in favor of Devon or any of its Restricted Subsidiaries;

     - Mortgages on property, shares of stock or Indebtedness:

       - existing at the time of acquisition thereof, including acquisitions through merger, consolidation or other reorganization;

       - to secure the payment of all or any part of the purchase price thereof or construction thereon; or

       - to secure any Debt incurred prior to, at the time of, or within one year after the later of the acquisition, the completion of construction or the commencement of full operation of the property or within one year after the acquisition of the shares or Indebtedness for the purpose of financing all or any part of the purchase price thereof or construction thereon;

       provided that, if a commitment for the financing is obtained prior to or within this one-year period, the applicable Mortgage will be deemed to be included in this clause whether or not the Mortgage is created within this one-year period;

     - Mortgages in favor of the United States, any state thereof, Canada, or any province thereof, or any department, agency or instrumentality or political subdivision of any of the foregoing, or in favor of any other country or any political subdivision thereof;

     - Mortgages on minerals or geothermal resources in place, or on related leasehold or other property interests, that are incurred to finance development, production or acquisition costs, including, but not limited to, Mortgages securing advance sale obligations;

     - Mortgages on equipment used or usable for drilling, servicing or operating oil, gas, coal or other mineral properties or geothermal properties;

     - Mortgages required by any contract or statute in order to permit Devon or any of its subsidiaries to perform any contract or subcontract made with or at the request of the United States, any state thereof, Canada, any province thereof, or in favor of any other country or any political subdivision thereof, or any department, agency or instrumentality of any of the foregoing;

     - any Mortgage resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing Debt of Devon or any of its Restricted Subsidiaries or secured Debt of Devon or any of its Restricted Subsidiaries the net proceeds of which are used, substantially concurrent with the funding thereof, and taking into consideration, among other things, required notices to be given to the holders of the outstanding securities in connection with the refunding, refinancing or repurchase thereof, and the required corresponding durations thereof, to refund, refinance or repurchase all of the outstanding securities, including the amount of all accrued interest thereon and reasonable fees and expenses and premiums, if any, incurred by Devon or any of its Restricted Subsidiaries in connection therewith; and

     - any extension, renewal or replacement, or successive extensions, renewals or replacements, of any Mortgage referred to in the foregoing clauses of this covenant, so long as the extension, renewal or replacement Mortgage is limited to all or a part of the same property, including any improvements on the property, shares of stock or Indebtedness that secured the Mortgage so extended, renewed or replaced.

     Notwithstanding anything mentioned above, Devon and any one or more of its Restricted Subsidiaries may incur, issue, assume or guarantee Debt secured by Mortgages that would otherwise be subject to the above restrictions if the aggregate amount of the Debt secured by the Mortgages, together with the outstanding principal amount of all other secured Debt of Devon and its Restricted Subsidiaries that would otherwise be subject to the above restrictions, does not exceed 10% of Consolidated Net Tangible Assets.

     The following transactions shall not be deemed to create Debt secured by a
Mortgage:

     - the sale or other transfer of oil, gas, coal or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money, however determined, or a specified amount of oil, gas, coal or other minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as an oil, gas, coal or other mineral payment or a production payment, and including, in any case, overriding royalty interests, net profit interests, reversionary interests and carried interests and other similar burdens on production; and

     - the sale or other transfer by Devon or any of its Restricted Subsidiaries of properties to a partnership, joint venture or other entity whereby Devon or the Restricted Subsidiary would retain partial ownership of the properties.

  DEFINITIONS

     "Consolidated Net Tangible Assets" means, calculated as of the date of the financial statements for the most recently ended fiscal quarter or fiscal year, as applicable, prior to the date of determination, the aggregate amount of assets of Devon, less applicable reserves and other properly deductible items but including investments in non-consolidated entities, after deducting therefrom:

     - all current liabilities, excluding any portion thereof constituting Funded Debt by reason of being renewable or extendible at the option of the obligor beyond 12 months from the date of determination; and

     - all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all as set forth on a consolidated balance sheet of Devon and computed in accordance with accounting principles generally accepted in the United States.

     "Debt" means indebtedness for money borrowed.

     "Funded Debt" means all Debt of Devon or any of its subsidiaries for money borrowed which is not by its terms subordinated in right of payment to the prior payment in full of the securities or to Devon's full and unconditional guarantee in respect thereof, as applicable, having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of fewer than 12 months but by its terms being:

     - renewable or extendible beyond 12 months from such date at the option of the obligor; or

     - issued in connection with a commitment by a bank or other financial institution to lend so that the indebtedness is treated as though it had a maturity in excess of 12 months pursuant to accounting principles generally accepted in the United States.

     "Indebtedness" means Debt and the deferred purchase price of property or assets purchased.

     "Mortgage" means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

     "Offshore" means the lands beneath the navigable waters of the U.S. or Canada, or the continental shelf of the U.S. or Canada.

     "Principal Property" means any oil, gas or mineral producing property, or any refining, processing, smelting or manufacturing facility located in the U.S., Canada or Offshore, other than:

     - property employed in transportation, distribution or marketing;

     - information and electronic data processing equipment; or

     - any property that, in the opinion of the Board of Directors of Devon, is not materially important to the total business conducted by Devon and its subsidiaries as an entirety.

     "Restricted Subsidiary" means Devon Financing Corporation, U.L.C. and any other subsidiary of Devon:

     - a substantial portion of the property of which is located, or a substantial portion of the business of which is carried on, within the U.S., Canada or Offshore;

     - that owns or leases under a capital lease any Principal Property; and

     - that has Stockholders' Equity exceeding 2% of Consolidated Net Tangible Assets.

     "Stockholders' Equity" means, with respect to any corporation, partnership, joint venture, association, joint stock company, limited liability company, unlimited liability company, trust, unincorporated organization or government, or any agency or political subdivision thereof, stockholders' equity, as computed in accordance with accounting principles generally accepted in the U.S.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     The following applies only in the event Devon Financing Trust II holds debt securities.

     To the extent that any action under any debt securities held by Devon Financing Trust II is entitled to be taken by the holders of at least a specified percentage of those debt securities, and unless otherwise specified in the applicable prospectus supplement, holders of the trust preferred securities issued by Devon Financing Trust II may take action if the action is not taken by the property trustee of Devon Financing Trust II. Notwithstanding the foregoing, if an event of default under those debt securities has occurred and is continuing and is attributable either to:

     - the failure of Devon to pay the principal of, or any premium or interest on, those debt securities on the due date; or

     - the failure by Devon to deliver the required securities or other rights upon an appropriate conversion or exchange right election, if any,

     - and an event of default has occurred and is continuing under the applicable trust agreement, a holder of the related trust preferred securities may institute a direct action.

     A "direct action" is a legal proceeding directly against Devon for enforcement of payment to the holder of trust preferred securities issued by Devon Financing Trust II of the principal of or any premium or interest on the debt securities held by that trust having a principal amount equal to the liquidation amount of those trust preferred securities held by that holder or for enforcement of any conversion or exchange rights, as the case may be. Devon may not amend an indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities outstanding that have an interest in the related debt securities. Notwithstanding any payments made to a holder of trust preferred securities by Devon in connection with a direct action, Devon will remain obligated to pay the principal of, and any premium and interest on, the related debt securities, and Devon will be subrogated to the rights of the holders of those trust preferred securities with respect to payments on the trust preferred securities to the extent of any payments made by Devon to the holder in any direct action.

     The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the related debt securities unless an event of default has occurred and is continuing under the applicable trust agreement. See "Description of Trust Preferred Securities -- Events of Default; Notice" below.

DESCRIPTION OF THE OUTSTANDING DEVON FINANCING CORPORATION, U.L.C. DEBT
SECURITIES

     The 6.875% Notes due September 30, 2011 and the 7.875% Debentures due September 30, 2031 of Devon Financing Corporation, U.L.C. were issued under an indenture dated as of October 3, 2001, among Devon Financing Corporation, U.L.C., Devon and JP Morgan Chase Bank (f/k/a The Chase Manhattan Bank), as trustee. References in this subsection to the "indenture" mean that indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. The 6.875% notes and the 7.875% debentures of Devon Financing Corporation, U.L.C., which we refer to in this prospectus as the "notes" and the "debentures," respectively, each constitute a separate series of securities under the indenture. Any additional principal amounts of those notes or debentures that are offered by this prospectus will have terms identical to those of the outstanding notes or debentures, as the case may be, and will, together with the outstanding notes or debentures, as the case may be, constitute a single series of securities under the indenture.

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

     The notes and the debentures are unsecured and unsubordinated obligations of Devon Financing Corporation, U.L.C. and rank equally with other outstanding unsecured and unsubordinated indebtedness of Devon Financing Corporation, U.L.C. The obligations of Devon Financing Corporation, U.L.C. under the notes and debentures are fully and unconditionally guaranteed by Devon. The indenture contains no restrictions on the amount of additional indebtedness that Devon Financing Corporation, U.L.C. may issue or that Devon may guarantee under the indenture in the future.

  TERMS AND CONDITIONS OF THE NOTES AND THE DEBENTURES

     Interest on the notes and the debentures began to accrue on October 3, 2001 at the rate of:

     - 6.875% per annum for the notes due September 30, 2011; and

     - 7.875% per annum for the debentures due September 30, 2031.

     Interest is payable semiannually on March 30 and September 30 of each year, beginning March 30, 2002, to the person in whose names the notes or the debentures are registered at the close of business on the preceding March 15 and September 15, respectively. Interest on the notes and the debentures is computed on the basis of a 360-day year comprised of twelve 30-day months.

     - The 6.875% notes are limited initially to $1,750,000,000 in aggregate principal amount and will mature on September 30, 2011.

     - The 7.875% debentures are limited initially to $1,250,000,000 in aggregate principal amount and will mature on September 30, 2031.

     Without the consent of the holders of the notes or the debentures, Devon Financing Corporation, U.L.C. may issue and Devon may guarantee additional notes or debentures under the indenture having the same ranking and the same interest rate, maturity and other terms as either series of securities. Any additional notes or debentures will, together with the securities of the applicable series, constitute a single series of securities under the indenture. No additional notes or debentures may be issued or guaranteed if an event of default has occurred with respect to either series of the securities.

  GUARANTEE

     Devon has fully and unconditionally guaranteed the due and punctual payment of the principal of, premium, if any, additional amounts, if any, and interest on the notes and the debentures and any other obligations of Devon Financing Corporation, U.L.C. under the notes and the debentures when and as they become due and payable, whether at maturity, upon redemption, by acceleration or otherwise, if Devon Financing Corporation, U.L.C. is unable to satisfy these obligations. Devon's guarantee of the obligations of Devon Financing Corporation, U.L.C. under the notes and the debentures is an unsecured and unsubordinated obligation of Devon and ranks equally with all of Devon's other unsecured and unsubordinated obligations. The guarantee provides that, in the event of a default in payment by Devon Financing Corporation, U.L.C. on the notes or the debentures, the holders of the notes or the debentures may institute legal proceedings directly against Devon to enforce the guarantee without first proceeding against Devon Financing Corporation, U.L.C.

  OPTIONAL REDEMPTION

     The notes and the debentures are redeemable by Devon Financing Corporation, U.L.C., in whole or in part, at any time at a redemption price equal to the greater of:

     - 100% of the principal amount of the notes or the debentures then outstanding to be redeemed; or

     - the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of the interest accrued to the date of redemption) computed by discounting such payments to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at a rate equal to the sum of 30 basis points plus the adjusted treasury rate, as that term is generally used in the industry, on the third business day prior to the redemption date, as calculated by an independent investment banker.

     Devon Financing Corporation, U.L.C. will mail notice of redemption at least 30 days but not more than 60 days before the applicable redemption date to each holder of the notes or the debentures to be redeemed. If Devon Financing Corporation, U.L.C. elects to redeem the notes or the debentures in part, the trustee will select the notes or the debentures to be redeemed in a fair and appropriate manner.

     Upon the payment of the redemption price, premium, if any, additional amounts, if any, plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the notes or the debentures or portions thereof called for redemption.

  OPTIONAL REDEMPTION FOR CHANGES IN CANADIAN WITHHOLDING TAXES

     The notes and the debentures will be subject to redemption by Devon Financing Corporation, U.L.C. in whole, but not in part, at the option of Devon Financing Corporation, U.L.C. and at any time, on not fewer than 30 nor more than 60 days prior written notice, at 100% of their principal amount, plus accrued and unpaid interest, if any, up to, but not including, the redemption date, in the event that either Devon Financing Corporation, U.L.C., Devon or any other obligor under the notes or the debentures, as the case may be, has become, or would become, obligated to pay, on the next date on which any amount would be payable with respect to the notes or the debentures, any additional amounts relating to any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of Canada or any of its provinces or territories or by any authority or agency therein having power to tax, and provided that the obligation to pay additional amounts results from a change in the taxing laws and/or regulations of Canada that is announced or becomes effective on or after October 3, 2001.

     Provided, however:

     - no notice of redemption will be given earlier than 60 days prior to the earliest date on which Devon Financing Corporation, U.L.C., Devon or any other obligor under the notes or the debentures, as the case may be, would be obligated to pay any of these additional amounts if a payment with respect to the notes or the debentures were then due;

     - at the time any redemption notice is given, the obligation to pay these additional amounts must remain in effect through the redemption date; and

     - Devon Financing Corporation, U.L.C. cannot avoid paying the additional amounts by taking reasonable measures available to Devon Financing Corporation, U.L.C. that Devon Financing Corporation, U.L.C. determines would not have an adverse impact on Devon Financing Corporation, U.L.C.

     Prior to any redemption of the notes or the debentures under these provisions, Devon Financing Corporation, U.L.C. will deliver to the trustee or any paying agent an officer's certificate stating that Devon Financing Corporation, U.L.C. is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of redemption have occurred.

  COVENANT LIMITING LIENS

     Pursuant to the indenture under which the notes and the debentures were issued, Devon has agreed to comply with the provisions described above under "Covenants."

  CONSOLIDATION, MERGER, CONVEYANCE OF ASSETS

     The indenture provides, in general, that neither Devon Financing Corporation, U.L.C. nor Devon will consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

     - the entity formed by the consolidation or into which Devon Financing Corporation, U.L.C. or Devon are merged, or the person who acquires the assets, shall be organized under the laws of the United States, any state thereof, or the District of Columbia and, in the case of Devon Financing Corporation, U.L.C., Canada or any province thereof, and expressly assumes Devon Financing Corporation, U.L.C.'s or Devon's obligations under the indenture, the notes, the debentures and the guarantee; and

     - immediately after giving effect to that type of transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

     In addition, Devon Financing Corporation, U.L.C. may assign its obligations under the notes and the debentures and the indenture to Devon or any other wholly owned subsidiary of Devon organized under the laws of the United States, any state thereof, the District of Columbia, Canada or any province thereof, at any time, provided that the assignee agrees to be bound by the terms of the notes, the debentures and the indenture and that Devon's full and unconditional guarantee remains in full force and effect if the assignee is not Devon.

  SINKING FUND

     Devon Financing Corporation, U.L.C. is not required to make sinking fund payments with respect to the notes or the debentures.

  MODIFICATION OF THE INDENTURE

     Modifications and amendments of the indenture may be made by Devon Financing Corporation, U.L.C., Devon and the trustee with the consent of the holders of a majority in principal amount of the outstanding notes or debentures affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note or debenture affected thereby:

     - extend the final maturity of the principal of any of the notes or the debentures;

     - reduce the principal amount of any of the notes or the debentures;

     - reduce the rate or extend the time of payment of interest or additional amounts, if any, on any of the notes or the debentures;

     - reduce any amount payable on redemption of any of the notes or the debentures;

     - change the currency in which the principal of or interest on any of the notes or the debentures is payable;

     - impair the right to institute suit for the enforcement of any payment on any of the notes or the debentures when due; or

     - make any change in the percentage in principal amount of the notes or the debentures, the consent of the holders of which is required for any such modification.

     Without the consent of any holder of outstanding notes or debentures, Devon Financing Corporation, U.L.C. may amend or supplement the indenture and each series of securities:

     - to cure any ambiguity or inconsistency; or

     - to make other provisions that do not adversely affect the rights of any holder of outstanding notes or debentures.

     The holders of a majority in principal amount of the outstanding securities of either series may, on behalf of the holders of all securities of that series, waive any past default under the indenture with respect to that series, except a default in the payment of the principal of, premium, if any, additional amounts, if any, or interest on any security of that series or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding security of that series affected.

  EVENTS OF DEFAULT

     In general, the indenture defines an event of default with respect to the securities of either series as being a:

          (1) default in payment of any principal or premium, if any, on the securities of that series, either at maturity, upon any redemption, by declaration or otherwise;

          (2) default for 30 days in payment of any interest or additional amounts, if any, on the securities of that series;

          (3) default for 90 days after written notice from the trustee or holders of at least 25% in principal amount of the outstanding securities of that series in the observance or performance of any covenant in the securities or the indenture other than if the events of default described in this clause (3) are the result of changes in accounting principles generally accepted in the U.S.;

          (4) default in the payment of any principal of Devon Financing Corporation, U.L.C.'s or Devon's Funded Debt outstanding in an aggregate principal amount in excess of $50 million at the stated final maturity thereof or the occurrence of any other default the effect of which is to cause the stated final maturity of this Funded Debt to be accelerated, and if:

          - the default in payment is not cured within 60 days after written notice of the default from the trustee or holders of at least 25% in principal amount of the outstanding securities of that series; or

          - the acceleration is not rescinded or annulled or the default that caused the acceleration is not cured within 60 days after written notice of the default from the trustee or holders of at least 25% in principal amount of the outstanding securities of that series;

          (5) an event of bankruptcy, insolvency or reorganization involving Devon Financing Corporation, U.L.C. or Devon;

          (6) failure to keep Devon's full and unconditional guarantee in place.

     If an event of default with respect to securities of either series at the time outstanding shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding securities of such series may declare the principal amount of all securities of that series to be due and payable immediately. However, any time after a declaration of acceleration with respect to securities of either series has been made, but before judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of outstanding securities of that series may, under some circumstances, rescind and annul such acceleration.

     The majority holders, however, may not annul or waive a continuing default in payment of principal of, premium, if any, additional amounts, if any, or interest on the notes or the debentures.

     The indenture provides that the holders of the notes and the debentures will indemnify the trustee before the trustee exercises any of its rights or powers under the indenture. This indemnification is subject to the trustee's duty to act with the required standard of care during a default. The holders of a majority in aggregate principal amount of the outstanding securities of either series affected may direct the time, method and place of:

     - the conduct of any proceeding for any remedy available to the trustee; or

     - the exercise of any trust or power conferred on the trustee.

     This right of the holders of the notes and the debentures is, however, subject to the provisions in the indenture providing for the indemnification of the trustee and other specified limitations.

     In general, the indenture provides that holders of either series of the securities may institute an action against Devon Financing Corporation, U.L.C., Devon or any other obligor under the securities under the indenture only if the following four conditions are fulfilled:

     - the holder previously has given to the trustee written notice of default and the default continues;

     - the holders of at least 25% in principal amount of the securities of that series issued under the indenture and then outstanding have both requested the trustee to institute such action and offered the trustee reasonable indemnity;

     - the trustee has not instituted this action within 60 days of receipt of such request; and

     - the trustee has not received direction inconsistent with such written request by the holders of a majority in principal amount of the securities of such series then outstanding.

     The above four conditions do not apply to actions by holders of the notes or the debentures under the indenture against Devon Financing Corporation, U.L.C., Devon or any other obligor under the securities for payment of principal of, premium, if any, additional amounts, if any, or interest on or after the due date provided, if any. The indenture contains a covenant that Devon Financing Corporation, U.L.C., Devon and any other obligor under the notes and the debentures will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

  DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Devon Financing Corporation, U.L.C. may discharge or defease its obligations under the indenture as set forth below.

     Under terms satisfactory to the trustee, Devon Financing Corporation, U.L.C. may discharge certain obligations to holders of the securities of either series that have not already been delivered to the trustee for cancellation. The notes or the debentures, as the case may be, must also:

     - have become due and payable;

     - be due and payable by their terms within one year; or

     - be scheduled for redemption by their terms within one year.

     Devon Financing Corporation, U.L.C. may discharge the notes or the debentures by irrevocably depositing an amount certified to be sufficient to pay at maturity, or upon redemption, the principal, premium, if any, additional amounts, if any, and interest on the notes or debentures, as the case may be. Devon Financing Corporation, U.L.C. may make the deposit in cash or U.S. Government Obligations, as defined in the indenture.

     Devon Financing Corporation, U.L.C. may also, upon satisfaction of the conditions listed below, discharge particular obligations to holders of any of the notes or the debentures at any time. This is referred to as a defeasance. Under terms satisfactory to the trustee, Devon Financing Corporation, U.L.C. may be released with respect to any outstanding notes or debentures from the obligations imposed by sections 3.07 and 4.01 of the indenture. These sections contain the covenants described above limiting liens and consolidations, mergers and conveyances of assets. Also under terms satisfactory to the trustee, Devon Financing Corporation, U.L.C. may no longer be required to comply with these sections without the creation of an event of default. This is typically referred to as covenant defeasance. Defeasance or covenant defeasance may be effected by Devon Financing Corporation, U.L.C. only if, among other things:

     - Devon Financing Corporation, U.L.C. irrevocably deposits with the trustee cash or U.S. Government Obligations as trust funds in an amount certified to be sufficient to pay at maturity or upon redemption the principal of, premium, if any, additional amounts, if any, and interest on all outstanding notes and debentures; and

     - Devon Financing Corporation, U.L.C. delivers to the trustee an opinion of counsel to the effect that the holders of the notes and debentures will not recognize income, gain or loss for United States federal income tax purposes as a result of defeasance or covenant defeasance. This opinion must further state that these holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the indenture, since this result would not occur under current tax law.

  PAYMENT OF ADDITIONAL AMOUNTS

     Unless otherwise required by Canadian law, neither Devon Financing Corporation, U.L.C. nor Devon will deduct or withhold from payments made with respect to the notes or the debentures or the guarantee on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any political subdivisions or taxing authorities in Canada having the power to tax. In the event that either Devon Financing Corporation, U.L.C. or Devon is required to withhold or deduct on account of any Canadian taxes due from any payment made under or with respect to the notes or the debentures or the guarantee, as the case may be, Devon Financing Corporation, U.L.C. or Devon, as the case may be, will pay additional amounts so that the net amount received by each holder of notes or debentures will equal the amount that the holder would have received if the Canadian taxes had not been required to be withheld or deducted. The amounts that Devon Financing Corporation, U.L.C. or Devon are required to pay to preserve the net amount receivable by the holders of the notes and the debentures are referred to as "additional amounts."

     Additional amounts will not be payable with respect to a payment made to a holder of the notes or the debentures to the extent:

     - that any Canadian taxes would not have been so imposed but for the existence of any present or former connection between the holder and Canada or a province or territory of Canada, other than the mere receipt of the payment, acquisition, ownership or disposition of the notes or the debentures or the exercise or enforcement of rights under the notes, the debentures, the guarantee or the indenture;

     - of any estate, inheritance, gift, sales, transfer or personal property taxes imposed with respect to the notes or the debentures, except described below or as otherwise provided in the indenture;

     - that any such Canadian taxes would not have been imposed but for the presentation of the notes or the debentures, where presentation is required, for payment on a date more than 30 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to additional amounts had the notes or the debentures been presented for payment on any date during such 30-day period; or

     - that the holder would not be liable or subject to such withholding or deduction of Canadian taxes but for the failure to make a valid declaration of non-residence or other similar claim for exemption, if:

       - the making of the declaration or claim is required or imposed by statute, treaty, regulation, ruling or administrative practice of the relevant taxing authority as a precondition to an exemption from, or reduction in, the relevant taxes; and

       - at least 60 days prior to the first payment date with respect to which Devon Financing Corporation, U.L.C. or Devon shall apply this clause, Devon Financing Corporation, U.L.C. or Devon shall have notified all holders of the notes and the debentures in writing that they shall be required to provide this declaration or claim.

     Devon Financing Corporation, U.L.C. and Devon will also:

     - withhold or deduct such Canadian taxes as required;

     - remit the full amount of taxes deducted or withheld to the relevant taxing authority in accordance with all applicable laws;

     - use reasonable efforts to obtain from each relevant taxing authority imposing the taxes certified copies of tax receipts evidencing the payment of any taxes deducted or withheld; and

     - upon request, make available to the holders of the notes and the debentures, within 60 days after the date the payment of any taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Devon Financing Corporation, U.L.C. or Devon and, notwithstanding Devon Financing Corporation, U.L.C.'s or Devon's efforts to obtain the receipts, if the same are not obtainable, other evidence of such payments.

     In addition, Devon Financing Corporation, U.L.C. or Devon will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest, penalties and additional amounts with respect thereto, payable in Canada or the United States or any political subdivision or taxing authority of or in the foregoing with respect to the creation, issue, offering, enforcement, redemption or retirement of the notes or the debentures or the guarantee.

  CONCERNING THE TRUSTEE

     The trustee under the indenture for the notes and the debentures is one of a number of banks with which Devon and its subsidiaries maintains ordinary banking relationships and with which Devon and its subsidiaries maintains credit facilities.

  GOVERNING LAW

     The indenture, the notes, the debentures and the guarantee are governed by, and will be construed in accordance with, the laws of the State of New York.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     Devon Financing Trust II will issue under its trust agreement only one series of trust preferred securities, which will represent beneficial interests in Devon Financing Trust II. The trust agreement is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of the trust preferred securities and the trust agreement is subject to, and is qualified in its entirety by reference to, all of the provisions of the trust preferred securities and the trust agreement, including the definitions of certain terms, and those made a part of the trust agreement by the Trust Indenture Act. A form of trust agreement is, and the terms and conditions of trust securities and forms thereof will be, filed as exhibits to the registration statement that includes this prospectus.

     Devon Financing Trust II will describe the specific terms of the trust preferred securities it is offering in the applicable prospectus supplement, including:

     - the designation, number and purchase price and liquidation amount, if any, of the trust preferred securities;

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

     - the annual distribution rate, or method of calculation of the distribution rate, for the trust preferred securities and, if applicable, any interest deferral provisions;

     - whether the distributions on the trust preferred securities will be cumulative and, if so, the dates from which and upon which distributions will accumulate and be payable and the record dates;

     - the liquidation amount per trust preferred security that will be paid out of the assets of Devon Financing Trust II to the holders upon voluntary or involuntary dissolution, winding-up and liquidation;

     - the obligation or right, if any, of Devon Financing Trust II to purchase or redeem its trust preferred securities, whether pursuant to a sinking fund or otherwise, and the price or prices at which, the date or dates on which or period or periods within which and the terms and conditions upon which, it will or may purchase or redeem, in whole or in part, the trust preferred securities pursuant to its obligation or right to purchase or redeem;

     - the terms and conditions, if any, upon which the trust preferred securities may be converted or exchanged, in addition to the circumstances described herein, into other securities or rights, or a combination of the foregoing;

     - the obligation or right, if any, of Devon, Devon Financing Trust II or any other party to liquidate Devon Financing Trust II and any terms and conditions of such liquidation;

     - the voting rights, if any, of the holders;

     - if applicable, any securities exchange upon which the trust preferred securities will be listed;

     - if applicable, a description of any remarketing, auction or other similar arrangements;

     - whether the trust preferred securities are issuable in book-entry only form and, if so, the identity of the depositary and disclosure relating to the depositary arrangements; and

     - any other rights, preferences, privileges, limitations or restrictions of the trust preferred securities consistent with the trust agreement or with applicable law, which may differ from those described herein.

     Devon Financing Trust II will also describe certain material United States federal income tax considerations applicable to any offering of trust preferred securities in the applicable prospectus supplement.

     If indicated in the applicable prospectus supplement, the terms of Devon Financing Trust II may differ from the terms summarized below.

GENERAL

     The trust preferred securities of Devon Financing Trust II will rank equally, and Devon Financing Trust II will make payments on the trust preferred securities proportionately with the trust common securities of Devon Financing Trust II except as described under "-- Subordination of Trust Common Securities." Devon Financing Trust II will use the proceeds from the sale of trust preferred securities and trust common securities to purchase a total principal amount of debt securities of Devon equal to the total liquidation amount of such trust preferred securities and trust common securities. The property trustee of Devon Financing Trust II will hold legal title to the debt securities for the benefit of the holders of the related trust securities. In addition, Devon will execute a guarantee for the benefit of the holders of the related trust preferred securities. The guarantees will not guarantee payment of distributions or amounts payable on redemption of the trust preferred securities or liquidation of Devon Financing Trust II when the trust does not have funds legally available for payment. See "Description of Trust Preferred Securities Guarantees."

     The revenue of Devon Financing Trust II available for distribution to holders of its trust preferred securities will be limited to payments under the related debt securities that Devon Financing Trust II
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

purchased with the proceeds from the sale of its trust securities. If Devon fails to make a required payment in respect of those debt securities, Devon Financing Trust II will not have sufficient funds to make the related payments, including distributions, in respect of its trust preferred securities.

SUBORDINATION OF TRUST COMMON SECURITIES

     Devon Financing Trust II will pay distributions on, and the applicable redemption price of, the trust securities it issues equally among its trust preferred securities and its trust common securities based on their respective liquidation amounts; provided, however, if on any distribution date or redemption date an event of default under the debt securities held by Devon Financing Trust II has occurred and is continuing, Devon Financing Trust II will not pay any distribution on, or applicable redemption price of, any of its trust common securities, and will not make any other payment on account of the redemption, liquidation or other acquisition of the trust common securities, unless payment in full in cash of all accumulated distributions on all of the outstanding trust preferred securities of Devon Financing Trust II for all distribution periods terminating on or before the redemption, liquidation or other acquisition, or in the case of payment of the applicable redemption price, the full amount of the redemption price, will have been made or provided for. The property trustee will apply all available funds first to the payment in full in cash of all distributions on, or the applicable redemption price of, the trust preferred securities issued by Devon Financing Trust II then due and payable.

     Until any event of default under the trust agreement for Devon Financing Trust II has been cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities of Devon Financing Trust II and not on behalf of Devon as the direct or indirect trust common securities owner, and only the holders of the trust preferred securities issued by Devon Financing Trust II will have the right to direct the property trustee to act on their behalf.

EVENTS OF DEFAULT; NOTICE

     The occurrence of an event of default under the debt securities held by Devon Financing Trust II will constitute an event of default under the trust agreement for Devon Financing Trust II. Within 90 business days after the occurrence of an event of default actually known to the property trustee, the property trustee will transmit notice of that event of default to the holders of the trust preferred securities of Devon Financing Trust II, unless the event of default shall have been cured or waived.

     For a discussion of the limited circumstances in which holders of trust preferred securities may bring a direct action against Devon, see "Description of Debt Securities -- Enforcement of Certain Rights by Holders of Trust Preferred Securities." The applicable prospectus supplement may describe additional events of default under the trust agreement.

REMOVAL OF TRUSTEES

     Unless an event of default under the debt securities held by Devon Financing Trust II has occurred and is continuing, Devon, as the direct or indirect owner of trust common securities of Devon Financing Trust II, may remove the property trustee, the Delaware trustee and the administrative trustees at any time prior to the issuance of any securities. If an event of default under the debt securities held by Devon Financing Trust II has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding trust preferred securities of Devon Financing Trust II may remove and replace the property trustee and the Delaware trustee for Devon Financing Trust II at such time. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in Devon as the direct or indirect trust common securities owner. No resignation or removal of a trustee, and no appointment of a successor trustee, will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable trust agreement.

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

MERGER OR CONSOLIDATION OF PROPERTY OR DELAWARE TRUSTEES

     Any corporation or other person into which the property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any corporation or other person resulting from any merger, conversion or consolidation to which the property trustee or the Delaware trustee will be a party, or any corporation succeeding to all or substantially all the corporate trust business of the property trustee or the Delaware trustee, will be the successor of the property trustee or the Delaware trustee under the trust agreement, provided that the corporation or other person will be otherwise qualified and eligible and promptly notifies Devon.

MERGERS, CONVERSIONS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF DEVON FINANCING TRUST II

     Devon Financing Trust II may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets in their entirety or substantially in their entirety to any corporation or other person, except for the sole purpose of changing its domicile and as described below or as otherwise described in the applicable prospectus supplement. Devon Financing Trust II may, at the request of Devon, as sponsor, with the consent of the administrative trustees but without the consent of the holders of its trust preferred securities, the Delaware Trustee or the property trustee, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets in their entirety or substantially in their entirety to a trust organized as such under the laws of any state of the United States; provided, that:

     - the successor entity either:

       - expressly assumes all of the obligations of Devon Financing Trust II with respect to the trust securities of Devon Financing Trust II, or

       - substitutes for the trust securities of Devon Financing Trust II other securities having substantially the same terms as those trust securities, so long as the successor securities rank the same as the trust securities with respect to distributions and payments upon liquidation, redemption, repayment and otherwise;

     - Devon expressly appoints a trustee of the successor entity possessing substantially the same powers and duties as the property trustee with respect to the debt securities held by Devon Financing Trust II;

     - the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust securities, including any successor securities, of Devon Financing Trust II or the debt securities held by Devon Financing Trust II to be downgraded by any nationally recognized statistical rating organization;

     - the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of Devon Financing Trust II in any material respect, other than any dilution of the holders' interests in the new entity;

     - the successor entity has a purpose substantially identical to that of Devon Financing Trust II;

     - prior to the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, Devon has received an opinion from independent counsel to Devon Financing Trust II experienced in these matters to the effect that:

       - the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of Devon Financing Trust II in any material respect, other than any dilution of the holders' interests in the new entity,

       - following the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither Devon Financing Trust II nor the successor entity, if any, will be required to register as an investment company under the Investment Company Act of 1940, as amended, and

       - following the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, Devon Financing Trust II or the successor entity, as the case may be, will continue to be classified a grantor trust for United States federal income tax purposes;

     - Devon or any permitted successor or assignee directly or indirectly owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the applicable guarantee; and

     - the property trustee has received our officer's certificate and an opinion of counsel, each to the effect that all conditions precedent to the transaction as set forth in the trust agreement have been satisfied.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

     Except as provided below and under "Description of Trust Preferred Securities -- Mergers, Conversions, Consolidations, Amalgamations or Replacements of Devon Financing Trust II" and "Description of Trust Preferred Securities Guarantees -- Amendments and Assignment" and as otherwise required by law and the trust agreement or specified in the applicable prospectus supplement, the holders of trust preferred securities will have no voting rights.

     Devon, the property trustee, the Delaware trustee and the administrative trustees may amend from time to time the trust agreement for Devon Financing Trust II, without the consent of the holders of the trust securities of Devon Financing Trust II:

     - to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision;

     - to add to the covenants, restrictions or obligations of the sponsor; or

     - to conform to any change in the Investment Company Act or the Trust Indenture Act or to ensure Devon Financing Trust II will be classified for United States federal income tax purposes as a grantor trust;

provided, however, that in the first bullet above, the modification will not adversely affect in any material respect the interests of the holders of the trust securities issued by Devon Financing Trust II.

     Without the consent of each holder of trust securities issued by Devon Financing Trust II affected by the following amendments, the trust agreement for Devon Financing Trust II may not be amended to:

     - change the distribution rate, or manner of calculation of the distribution rate, amount, timing or currency or otherwise adversely affect the method of any required payment;

     - change its purpose;

     - authorize the issuance of any additional beneficial interests;

     - change the conversion, exchange, repayment or redemption provisions, if any;

     - change the conditions precedent for Devon to elect to dissolve Devon Financing Trust II and distribute the debt securities held by Devon Financing Trust II to the holders of the trust securities, if applicable;

     - change the liquidation, distribution or other provisions relating to the distribution of amounts payable upon the dissolution and liquidation of Devon Financing Trust II;

     - affect the limited liability of any holder of its trust securities; or

     - restrict the right of a holder of its trust securities to institute suit for the enforcement of any required payment on or, if applicable, after the due date therefor or for the conversion or exchange of the trust securities in accordance with their terms.

     So long as the property trustee holds any debt securities for Devon Financing Trust II, the property trustee, the Delaware trustee and the administrative trustees for Devon Financing Trust II will not:

     - direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or execute any trust or power conferred on the property trustee, with respect to those debt securities;

     - waive certain past defaults under the applicable indenture;

     - exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of those debt securities; or

     - consent to any amendment, modification or termination of the applicable indenture for those debt securities, where consent is required;

without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding trust preferred securities of Devon Financing Trust II; provided, however, where a consent under the applicable indenture would require the consent of each holder of those debt securities affected thereby, the property trustee will not consent without the prior approval of each holder of the trust preferred securities issued by Devon Financing Trust II. The property trustee, the Delaware trustee and the administrative trustees may not revoke any action previously authorized or approved by a vote of the holders of trust preferred securities except by subsequent vote of the holders. The property trustee will notify each holder of trust preferred securities of any notice of default with respect to the applicable debt securities. In addition to obtaining approvals of holders of trust preferred securities referred to above, prior to taking any of the foregoing actions, the property trustee, the Delaware trustee and the administrative trustees will obtain an opinion of counsel experienced in these matters to the effect Devon Financing Trust II will not be classified as other than a grantor trust for United States federal income tax purposes on account of such action.

     Holders of trust preferred securities may give any required approval at a meeting of the holders convened for this purpose or by written consent without prior notice. A notice of any meeting at which holders of trust preferred securities are entitled to vote will be given to each holder of record of trust preferred securities in the manner set forth in the trust agreement.

     Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances referred to above, any trust preferred securities that are owned by Devon or any affiliate of Devon will, for purposes of this vote or consent, be treated as if they were not outstanding.

GLOBAL TRUST PREFERRED SECURITIES

     Unless otherwise specified in the applicable prospectus supplement, trust preferred securities will be represented by one or more global certificates deposited with, or on behalf of, DTC, or other depositary identified in the prospectus supplement, or a nominee of DTC or other depositary, in each case for credit to an account of a participant in DTC or other depositary. The identity of the depositary and the specific terms of the depositary arrangements with respect to the trust preferred securities to be represented by one or more global certificates will be described in the applicable prospectus supplement. However, unless otherwise specified in the applicable prospectus supplement, DTC will be the depositary and the depositary arrangements described with respect to the debt securities and the applicable indenture will apply to such trust preferred securities and the applicable indenture to the trust agreement as well. See "Description of Debt Securities -- Global Securities" and "Book-Entry Securities."

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

PAYMENT AND PAYING AGENT

     Devon Financing Trust II will make payments in respect of any global certificate representing trust preferred securities to Cede & Co., as nominee of DTC or other applicable depositary or its nominee, which will credit the relevant accounts at DTC or other depositary on the applicable payment dates. Devon Financing Trust II will make payments in respect of trust preferred securities in certificated form by check mailed to the address of the holder entitled thereto as the address will appear on the register.

     The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Devon. The paying agent will be permitted to resign as paying agent upon 30 days prior written notice to the property trustee, the administrative trustees and Devon. In the event that the property trustee will no longer be the paying agent, the administrative trustees will appoint a successor, which will be a bank or trust company acceptable to the administrative trustees and Devon, to act as paying agent.

REGISTRAR AND TRANSFER AGENT

     The property trustee will act as registrar and transfer agent for the trust preferred securities.

     Registration of transfers of trust preferred securities will be effected without charge by or on behalf of Devon Financing Trust II, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Devon Financing Trust II will not be required to register or cause to be registered the transfer of its trust preferred securities after they have been converted, exchanged, repaid, redeemed or called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, other than during the occurrence and continuance of an event of default under the trust agreement, will undertake to perform only the duties that are specifically set forth in the trust agreement and, during the continuance of an event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the property trustee will not be under any obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of the related trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby and it receives legal opinions as required under the trust agreement.

MISCELLANEOUS

     The administrative trustees are authorized and directed to conduct the affairs of and to operate Devon Financing Trust II in such a way that:

     - Devon Financing Trust II will not be deemed to be an investment company required to be registered under the Investment Company Act;

     - Devon Financing Trust II will be classified as a grantor trust for United States federal income tax purposes; and

     - the debt securities held by Devon Financing Trust II will be treated as indebtedness of Devon for United States federal income tax purposes.

     Devon and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust of Devon Financing Trust II or its trust agreement that the administrative trustees determine in their discretion to be necessary or desirable for those purposes, as long as that action does not materially adversely affect the interests of the holders of the related trust securities.

     Holders of trust preferred securities will not have any preemptive or similar rights.

     Devon Financing Trust II may not borrow money, issue debt, execute mortgages or pledge any of its assets.

              DESCRIPTION OF TRUST PREFERRED SECURITIES GUARANTEES

     Devon will execute and deliver a guarantee concurrently with the issuance by Devon Financing Trust II of its trust preferred securities for the benefit of the holders, from time to time, of those trust preferred securities. That guarantee will be held for those holders by a guarantee trustee. Devon will qualify each of the guarantees as an indenture under the Trust Indenture Act. The guarantees will be subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of a guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of each guarantee, including the definitions of terms and those made a part of each guarantee by the Trust Indenture Act. If indicated in the applicable prospectus supplement, the terms of a particular guarantee may differ from the terms discussed below.

GENERAL

     Devon will irrevocably agree to pay in full, to the extent set forth herein, the guarantee payments to the holders of the related trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that Devon Financing Trust II may have or assert. The following payments constitute guarantee payments with respect to trust preferred securities and, to the extent not paid by or on behalf of Devon Financing Trust II, will be subject to the guarantee:

     - any accrued and unpaid distributions required to be paid on the trust preferred securities, to the extent that Devon Financing Trust II has funds legally available therefor;

     - the redemption or repayment price, if any are specified in the trust agreement; including all accrued and unpaid distributions to the date of redemption with respect to the trust preferred securities called for redemption or repayment, to the extent that Devon Financing Trust II has funds legally available therefor; or

     - upon a voluntary or involuntary dissolution and liquidation of Devon Financing Trust II, other than in connection with the distribution of the debt securities to holders of its trust preferred securities in exchange for its trust preferred securities, if applicable, the lesser of:

       - the amounts due upon the dissolution and liquidation of Devon Financing Trust II, to the extent that it has funds legally available therefor, and

       - the amount of assets of Devon Financing Trust II remaining available for distribution to holders of its trust preferred securities after satisfaction of liabilities to its creditors as required by applicable law.

     Devon's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Devon to the holders of trust preferred securities entitled to those payments or by causing Devon Financing Trust II to pay those amounts to the holders.

     If the trust preferred securities are exchangeable or convertible into other securities, Devon will also irrevocably agree to cause Devon Financing Trust II to deliver to holders of the trust preferred securities those other securities in accordance with the applicable exchange or conversion provisions.

     Devon will, through the guarantee, the applicable trust agreement, the related debt securities and the applicable indenture, taken together, fully, irrevocably and unconditionally guarantee all of Devon Financing Trust II's obligations under its trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of Devon Financing Trust II's obligations under its trust preferred securities.

RANKING

     Unless otherwise specified in the applicable prospectus supplement, each guarantee will constitute an unsecured obligation of Devon and will rank equal to the debt securities held by Devon Financing Trust II.

Devon Financing Trust II's trust agreement will provide that each holder of trust preferred securities by acceptance of the trust preferred securities agrees to the terms of the related guarantee, including any subordination provisions.

     The guarantees will not limit the amount of secured or unsecured debt, including indebtedness under the indentures, that may be incurred by Devon or any of its subsidiaries.

GUARANTEE OF PAYMENT

     Each guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against Devon to enforce its rights under a guarantee without first instituting a legal proceeding against any other person or entity. A guarantee will not be discharged except by payment of the related guarantee payments in full to the extent not paid by Devon Financing Trust II or upon distribution of the debt securities held by Devon Financing Trust II to the holders of the its trust preferred securities.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of the trust preferred securities, in which case no approval will be required, a guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of the outstanding trust preferred securities covered by that guarantee. The manner of obtaining any approval will be as set forth under "Description of Trust Preferred Securities -- Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in a guarantee will bind the successors, assigns, receivers, trustees and representatives of Devon and will inure to the benefit of the holders of the related trust preferred securities then outstanding.

EVENTS OF DEFAULT

     An event of default under a guarantee will occur upon the failure of Devon to perform any of its payment or other obligations under that guarantee, provided that, except with respect to a default in respect of any guarantee payment, Devon has received notice of the default and has not cured the default within 90 days of receipt of a notice of default. The holders of a majority in liquidation amount of the trust preferred securities covered by a guarantee will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of that guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under that guarantee.

     If the guarantee trustee fails to enforce a guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against Devon to enforce its rights under that guarantee without first instituting a legal proceeding against Devon Financing Trust II, the guarantee trustee or any other person or entity.

TERMINATION

     A guarantee will terminate and be of no further force and effect upon full payment of the applicable redemption price of the trust preferred securities, upon full payment of all amounts due upon the dissolution and liquidation of Devon Financing Trust II or upon the conversion or exchange of all trust preferred securities, in each case, if applicable, whether upon distribution of the applicable debt securities to the holders of the trust preferred securities or otherwise. A guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under those trust preferred securities or the related guarantee.

GOVERNING LAW

     The guarantees will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The guarantee trustee, other than during the occurrence and continuance of a default by Devon in performance of a guarantee, will undertake to perform only the duties that are specifically set forth in that guarantee and, during the continuance of that default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the guarantee trustee will not be under any obligation to exercise any of the powers vested in it by a guarantee at the request of any holder of the related trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

RIGHTS UPON DISSOLUTION

     Unless the debt securities held by Devon Financing Trust II are distributed to holders of the trust preferred securities, upon any voluntary or involuntary dissolution and liquidation of Devon Financing Trust II, after satisfaction of the liabilities of its creditors as required by applicable law, the holders of those trust securities will be entitled to receive, out of assets held by Devon Financing Trust II, the liquidation distribution in cash. Upon any voluntary or involuntary liquidation or bankruptcy of Devon, the property trustee, as holder of the debt securities, would be a creditor of Devon.

               DESCRIPTION OF STOCK PURCHASE CONTRACTS AND UNITS

     We may issue stock purchase contracts, representing contracts entitling or obligating holders to purchase from Devon, and Devon to sell to the holders, or for Devon to issue in exchange for other securities, a specified number of shares of common stock or preferred stock at a future date or dates or on the occurrence of certain events. The price or exchange rate per share of common stock or preferred stock may be fixed at the time the contracts are issued or may be determined by reference to a specific formula set forth in the contracts. The stock purchase contracts may be issued separately or as a part of units, which are referred to in this prospectus as "stock purchase units," consisting of a stock purchase contract and the following:

     - senior debt securities or subordinated debt securities of Devon;

     - debt obligations of third parties, including U.S. Treasury securities;

     - trust preferred securities of Devon Financing Trust II; or

     - any combination of the foregoing.

     The stock purchase contracts may require Devon to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner, and in certain circumstances Devon may deliver newly issued prepaid stock purchase contracts, which are referred to as "prepaid securities," upon release to a holder of any collateral securing such holder's obligations under the original contract.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts or units and, if applicable, prepaid securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such contracts or units and, if applicable, the prepaid securities and the document pursuant to which such prepaid securities will be issued.

                             BOOK-ENTRY SECURITIES

     Unless otherwise specified in the applicable prospectus supplement, we will issue securities, other than our common stock, to investors in the form of one or more book-entry certificates registered in the name of a depository or a nominee of a depository. Unless otherwise specified in the applicable prospectus supplement, the depository will be DTC. We have been informed by DTC that its nominee will be

Cede & Co. Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

     No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such securities.

     DTC has informed us that it is:

     - a limited-purpose trust company organized under New York banking laws;

     - a "banking organization" within the meaning of the New York banking laws;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered under the Securities Exchange Act.

     DTC has also informed us that it was created to:

     - hold securities for "participants;" and

     - facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants' accounts, thereby eliminating the need for the physical movement of securities certificates.

     Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, a nominee for DTC. These payments will be forwarded to DTC's participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee or depositary as registered holders of the securities entitled to the benefits of the certificate, the indenture or any deposit agreement. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

     Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with whom beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

     Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

     DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited.

     According to DTC, it has provided information with respect to DTC to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

     - DTC notifies us that it is unwilling or unable to continue as depository for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when DTC is required to be so registered; or

     - we execute and deliver to the applicable registrar, transfer agent, trustee and/or depositary an order complying with the requirements of the certificate, the indenture or any deposit agreement that the book-entry security will be so exchangeable.

     Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

     If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or depositary, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

     Except as described above:

     - a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depository appointed by us; and

     - DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

     None of Devon, the trustees, any registrar and transfer agent or any depository, or any agent of any of them, will have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in a book-entry security.

                              PLAN OF DISTRIBUTION

     We may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

     We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

     If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers will be described in the applicable prospectus supplement and may be changed from time to time.
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     Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

TRADING MARKETS AND LISTING OF SECURITIES

     Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the American Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

STABILIZATION ACTIVITIES

     Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

THE TRUSTEE

     We may appoint a separate trustee for any series of debt securities. In the description of a series of debt securities, the term "trustee" refers to the trustee appointed with respect to such series of debt securities. The trustee is a depository for funds and performs other services for, and may transact other banking business with, Devon and its subsidiaries in the normal course of business.

                                 LEGAL MATTERS

     Certain legal matters in connection with the securities will be passed upon for us by Mayer, Brown, Rowe & Maw and for any underwriter by legal counsel named in the prospectus supplement.

                                    EXPERTS

     The consolidated financial statements of Devon and its subsidiaries as of December 31, 2000, 1999, and 1998 and for each of the years then ended have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, to the extent and for the periods indicated in their report and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP expresses reliance on other auditors for 1999 and 1998.

     The consolidated financial statements of Northstar Energy Corporation as of and for the year ended December 31, 1998, not separately presented in this registration statement, have been audited by Deloitte & Touche LLP, Chartered Accountants, whose report thereon appears in Devon's 2000 Annual Report on Form 10-K/A, incorporated by reference herein. Such consolidated financial statements, to the
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extent they have been included in the consolidated financial statements of
Devon, have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in accounting and auditing.

     The audited consolidated financial statements of Santa Fe Snyder Corporation as of December 31, 1999 and 1998 and for the years then ended, not separately presented in this registration statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon appears in Devon's 2000 Annual Report on Form 10-K/A, incorporated by reference herein. Such consolidated financial statements, to the extent they have been included in the consolidated financial statements of Devon, have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Anderson as of September 30, 2000 and 2001 for each of the years in the three-year period ended September 30, 2001, have been incorporated by reference herein in reliance on the report of KPMG LLP, Chartered Accountants, to the extent and for the periods indicated their report and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Mitchell and its subsidiaries as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, have been incorporated by reference into this registration statement in reliance on the report by Arthur Andersen LLP, independent public accountants, incorporated by reference into this registration statement, and upon the authority of said firm as experts in accounting and auditing in giving said reports.

     Certain information with respect to Devon's oil and gas reserves derived from the reports of LaRoche Petroleum Consultants, Ltd., Ryder Scott Company, L.P., AMH Group Ltd., Paddock Lindstrom & Associates, Ltd. independent consulting petroleum engineers, has been included and incorporated by reference herein upon the authority of said firms as experts with respect to matters covered by such reports and in giving such reports.

     Certain information relating to Anderson's oil and gas reserves derived from the reports of Gilbert Laustsen Jung Associates Ltd., independent consulting petroleum engineers, has been included in this registration statement on the authority of said firm as experts with respect to such reports and in giving such reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at "http://www.sec.gov."

     We filed with the SEC a registration statement on Form S-3 with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Instead, the SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus.

     This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about Devon.

          (a) Our Annual Report on Form 10-K for the year ended December 31, 2000, as amended by Form 10-K/A.
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          (b) Our Quarterly Reports on Form 10-Q for the quarters ended March
     31, 2001 and June 30, 2001, each as amended by Form 10-Q/A, and September 30, 2001.

          (c) Our Current Reports on Form 8-K filed January 30, 2001, September 20, 2001, September 26, 2001, September 27, 2001, October 3, 2001, October 11, 2001, October 12, 2001, October 26, 2001, October 31, 2001, November 1,
     2001, November 28, 2001, December 12, 2001, December 21, 2001, January 18,
     2002, January 29, 2002 and February 6, 2002 and Current Reports on Form 8-K/A filed December 3, 2001.

          (d) The description of our Common Stock set forth in Exhibit 4.9 to our Form 8-K, dated August 18, 1999, including any amendment or report filed for the purposes of updating such description.

     We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the completion of the offering.

     We will provide documents incorporated by reference in this prospectus without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing, by e-mail or by telephone from us at the following address:

     Devon Energy Corporation, 20 North Broadway, Oklahoma City, Oklahoma 73102-8260 Attention: Corporate Secretary, Telephone: (405) 235-3611, janice.dobbs@dvn.com

     You can also get more information by visiting our website at "http://www.devonenergy.com." Website materials are not part of this prospectus.

                              CAUTIONARY STATEMENT
                     CONCERNING FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this document and in the documents incorporated by reference into this document, which are subject to risks and uncertainties, including those discussed under the caption "Risk Factors." These statements are based on the beliefs and assumptions of our management and on the information currently available to them.

     Statements and calculations concerning oil and gas reserves and their present value also may be deemed to be forward-looking statements in that they reflect the determination, based on estimates and assumptions, that oil and gas reserves may be profitably exploited in the future. When used or referred to in this document, these forward-looking statements may be preceded by, followed by, or otherwise include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "projects" or similar expressions, or statements that certain events or conditions "will" or "may" occur.

     Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this document.

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